UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No._______)

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THE DAVEY TREE EXPERT COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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1500 NORTH MANTUA STREET
KENT, OHIO 44240
330.673.9511

Notice of 2011 Annual Meeting and Proxy Statement

Karl J. Warnke
Chairman, President and Chief Executive Officer

April 15, 2011

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at The Davey Institute Building, 1500 North Mantua Street, Kent, Ohio, at 5:00 p.m. on Tuesday, May 17, 2011. We hope you will be able to attend.

We will report on our operations at the Annual Meeting, entertain any discussion, vote on the matters identified in the Proxy Statement, and consider other business matters properly brought before the meeting.

The Notice of Annual Meeting of Shareholders and the Proxy Statement describe the matters to be acted upon at the meeting. Regardless of the number of shares you own, your vote on these matters is important. Whether or not you plan to attend the meeting, we urge you to mark your choices on the enclosed proxy card and sign and return it in the envelope provided. If you later decide to vote in person at the meeting, you will have an opportunity to revoke your proxy and vote by ballot.

We look forward to seeing you at the meeting.

Sincerely,

/s/Karl J. Warnke

KARL J. WARNKE
Chairman, President and
Chief Executive Officer

THE DAVEY TREE EXPERT COMPANY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of The Davey Tree Expert Company will be held at The Davey Institute Building, 1500 North Mantua Street, Kent, Ohio, at 5:00 p.m. on Tuesday, May 17, 2011. The purpose of the meeting is:

1.	To set the number of directors at nine.

2.	To elect as directors the three nominees named in the proxy statement and recommended by the Board of Directors to the class whose terms expire in 2014.

3.	To approve, on an advisory, nonbinding basis, the compensation of the named executive officers, as disclosed in this Proxy Statement.

4.	To approve on an advisory, nonbinding basis, the frequency of the shareholder vote to approve, on an advisory, nonbinding basis, the compensation of the named executive officers.

5.	To hear reports and to transact any other business that may properly come before the meeting.

Shareholders of record at the close of business on March 26, 2011, are entitled to notice of and to vote at the meeting.

For the Board of Directors,

/s/David E. Adante

DAVID E. ADANTE
Secretary

April 15, 2011

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to be held on May 17, 2011

The proxy statement, proxy card and Annual Report on Form 10-K for the year ended
December 31, 2010, are available at our Internet Web site at http://www.davey.com.

THE DAVEY TREE EXPERT COMPANY

PROXY STATEMENT

The Board of Directors of The Davey Tree Expert Company requests your proxy for use at the Annual Meeting of Shareholders and at any postponements or adjournments of that meeting. The Annual Meeting of Shareholders of The Davey Tree Expert Company will be held at The Davey Institute Building, 1500 North Mantua Street, Kent, Ohio, at 5:00 p.m. on Tuesday, May 17, 2011. This proxy statement is to inform you about the matters to be acted upon at the meeting.

If you attend the meeting, you can vote your shares by ballot. If you do not attend, your shares can still be voted at the meeting if you sign and return the enclosed proxy card. Shares represented by a properly signed proxy card will be voted in accordance with the choices marked on the card. If no choices are marked, the shares will be voted as indicated in the following table:

Proposal	Vote to be Cast
Proposal 1 – Set number of directors at nine	FOR
Proposal 2 – Election of three nominees for director	FOR EACH NOMINEE
Proposal 3 – Advisory vote on executive compensation	FOR
Proposal 4 – Advisory vote on frequency of advisory vote on executive compensation	FOR A THREE-YEAR FREQUENCY

You may revoke your proxy before it is voted by submitting another proxy card with a later date or by giving notice to us in writing or orally at the meeting.

This Proxy Statement and the enclosed proxy card are being mailed to our shareholders on or about April 15, 2011. Our executive offices are located at 1500 North Mantua Street, Kent, Ohio 44240. Our telephone number is (330) 673-9511.

Questions and Answers Concerning this Proxy Statement and Proxy Cards

1.	What is a proxy?

It is your legal designation of another person to vote your shares of stock in accordance with the choices marked on your proxy card. That other person is called a proxy. We have designated the persons identified on your proxy card as proxies for the 2011 Annual Meeting of Shareholders.

2.	What is a proxy statement?

It is a document that the Securities and Exchange Commission (“SEC”) regulations require us to make available to you when we ask you to sign a proxy card. The proxy statement contains information about our directors and executive officers and other important information, including how to change your vote after you vote your shares.

3.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered in your name, i.e., you have stock certificates with your name on them, you are a shareholder of record. If your shares are held in the 401KSOP and ESOP Plan in your name, you are a beneficial owner.

4.	What shares are included on the proxy card?

The shares registered in your name are included on the white proxy card. The shares held in your name in the 401KSOP and ESOP Plan are included on the green proxy card.

5.	What constitutes a quorum for the Annual Meeting?

A majority of the shares represented at the meeting and entitled to vote on the issue.

6.	What is the vote required for each proposal?

Proposal	Vote Required
Proposal 1 – Set number of directors at nine	Plurality of votes cast
Proposal 2 – Election of three nominees for director	Majority of the shares entitled to vote and present in person or represented by proxy
Proposal 3 – Advisory vote on executive compensation	Majority of the shares entitled to vote and present in person or represented by proxy
Proposal 4 – Advisory vote on frequency of advisory vote on executive compensation	Plurality of votes cast

PROPOSAL ONE
SET NUMBER OF DIRECTORS AT NINE

In 1996, our Shareholders voted to set the number of directors at ten. Since that time, the demands and responsibilities placed on boards of directors have continued to evolve. These demands and responsibilities require our directors to become and remain more actively involved in overseeing the activities, goals and strategic development of the Company. Concurrently, the obligations placed upon board members have required us to compensate directors commensurate with these continuing demands and responsibilities. Moreover, since we have continued to demand specific skill sets from our directors that we believe are beneficial to the overall growth and success of the Company, the search to retain qualified directors that meet our unique criteria is an ongoing challenge. Due in part to the demands and the standards we place upon directors, we have had at least one vacancy on the Board since 1999.

We continue to believe the Board should be composed of diverse, well-qualified persons who have the time, expertise and energy to devote to the Company. Over the years we have realized that this goal is not based on the number of directors, but on the quality of those directors selected by the shareholders. Therefore, we have concluded it is in the best interest of our shareholders and the Company to reduce the number of directors from ten to nine.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting: “RESOLVED, that the number of directors shall be set at nine.”

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE PROPOSAL TO SET THE NUMBER OF DIRECTORS AT NINE.

PROPOSAL TWO
ELECTION OF DIRECTORS

Our Code of Regulations provides for the annual election by the shareholders of those directors in the class whose terms in office expire at the Annual Meeting. Our Code of Regulations also provides that the Board of Directors will be divided into three classes consisting of not less than three directors each whose terms in office will expire in consecutive years. Further, the number of directors may be fixed or changed by the shareholders at any meeting of shareholders called to elect directors at which a quorum is present.

Our Board of Directors is now composed of seven directors and three vacancies, with three directors in the class whose terms expire in 2011, one director and two vacancies in the class whose terms expire in 2012 and three directors and one vacancy in the class whose terms expire in 2013. Each of our directors serves for a term of three years and until a successor is elected. Provided the shareholders vote to set the number of directors at nine, two vacancies will exist after the Annual Meeting and the vacancy in the class whose terms expire in 2013 will be eliminated. The Corporate Governance Committee is searching for qualified candidates to fill the existing vacancies, but has not identified any nominees at this time.

Nominees for election as directors for the term expiring in 2014, as well as present directors whose terms will continue after the meeting, appear below.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE NOMINEES LISTED.

Nominees for Director Whose Terms Expire in 2014

Sandra W. Harbrecht, age 61, has been a director of the Company since 2008. She has been President and Chief Executive Officer of Paul Werth Associates, a public relations firm, since 2008 and was President since 1985. Prior to that, she was a Credit Analyst for Bank One, Columbus NA and also an educator for ten years in the Worthington City School system. She is immediate past Chair of the Board of Trustees for Kent State University and serves on the Dean’s Advisory Council for the Fisher College of Business at The Ohio State University. She is also Chair of Experience Columbus and a former board member of the Columbus Chamber of Commerce, an accredited member of the Public Relations Society of America, a past chair of the Societies Counselors Academy and a founding member of the Council of Public Relations Firms. Ms. Harbrecht also serves as a director on the board of the Motorists Mutual Insurance Company, a regional insurance firm.

J. Dawson Cunningham, age 64, has been a director of the Company since 2005. He was Executive Vice President and Chief Financial Officer of Roadway Corporation, an over-the-road truck transport operation, from 1998 until his retirement in 2003. Prior to that, he held various positions as an officer of Roadway beginning in 1986. Mr. Cunningham previously served as Co-Chairman of the Board of Trustees, New York State Teamsters Council Health and Hospital Fund and Conference Pension and Retirement Fund, having served as a trustee since 1992, and was a trustee of the New England Teamster and Trucking Industry Pension Fund from 1996 until January 2007. He served as a member of the Board of Trustees of Akron General Health System, serving as Chairman from 1998 to 2003. He is a past member of the board of directors of the American Red Cross and Junior Achievement.

R. Douglas Cowan, age 70, has been a director of the Company since 1982 and was Chairman of the Board from 1997 until May 20, 2009. He was Chief Executive Officer from 1988 until his retirement effective December 31, 2006. He is a director of The J.M. Smucker Company, a manufacturer and marketer of food products, and of three privately-held companies in northeast Ohio: LexiComp, Inc., Great Lakes Construction Co., and Buckeye Corrugated, Inc. Mr. Cowan previously served as a member of the Board of Trustees of Kent State University, appointed by Governor Bob Taft in 1999, and is a former member of the Board of Trustees of Northeastern Ohio Universities College of Medicine.

Present Director Whose Term Expires in 2012

Karl J. Warnke, age 59, has been a director of the Company since 2000 and became Chairman of the Board on May 20, 2009. He was President and Chief Operating Officer of the Company from 1999 through December 31, 2006, and has been President and Chief Executive Officer since January 1, 2007. Prior to that, Mr. Warnke was Executive Vice President of the Company from 1993 to 1999 and was Vice President and General Manager, U.S. Utility Services and Operations Support, from 1988 to 1993. Mr. Warnke is a member of the Conference Board’s Executive Council for Mid-Cap Companies, the Greater Akron Chamber Board of Directors and a member of the Executive Committee of the Board of Trustees for the Ohio Chapter of The Nature Conservancy. He was also appointed as a director of the Casey Tree Foundation, a nonprofit organization focused on urban forestry, in Washington, D.C. in 2010.

Present Directors Whose Terms Expire in 2013

William J. Ginn, age 59, has been a director of the Company since 2007. He was named the Chief Conservation Officer for The Nature Conservancy, an international nonprofit conservation organization, in 2008, and prior to that and since 2005, he was Director of Global Forest Partnership. From 1996 to 2005, he held various positions with The Nature Conservancy, including Director of the Forest Conservation Strategies Program, Manager of Division Conservation Programs-NEC, and Senior Advisor of the Asia Pacific Region. Before joining The Nature Conservancy, Mr. Ginn developed one of the first major U.S. companies in the organic recycling area, which was later sold to a Fortune 500 solid waste management company. He has also taught courses in economics and environment as a visiting faculty member at the College of the Atlantic.

Douglas K. Hall, age 59, has been a director of the Company since 1998. He retired in February 2008 after serving since 1999 as President and Chief Executive Officer of MDA Federal, Inc. (formerly Earth Satellite Corporation), a subsidiary of MDA Corporation, a provider of remote sensing systems and data utilizing geographic information systems (GIS). Prior to joining MDA Federal, he was Vice President and Chief Operations Officer of The Nature Conservancy, an international nonprofit conservation organization, from 1996 to 1999. From 1993 to 1996, he served as Assistant Secretary for Oceans and Atmosphere and Deputy Administrator of the National Oceanic and Atmospheric Administration (NOAA) in the U.S. Department of Commerce. He currently serves as a senior fellow for the World Wildlife Fund in Washington, D.C.

John E. Warfel, age 63, has been a director of the Company since 2008. Mr. Warfel is owner of Warfel Group, Inc. dba Action Coach, a business coaching firm helping business owners with their strategies and results and is also currently President of Warfel Enterprises, LLC, a consulting company. He had been president of Westfield Financial Corporation, a diverse group of financial services and related companies operating in the United States and Canada and a member of Westfield Group, from 2002 until his retirement in 2008. Prior to joining Westfield Financial Corporation, he was Vice Chairman and President of Oswald Companies, a large regional insurance firm, from 1975 to 2002. He is past President of the Insurance Board of Greater Cleveland, a member of National and Local Chapters of Property and Casualty Underwriters, past Vice President of the Ohio ESOP Association, past member of the Board of Trustees of Assurex Global, past chairman of Employees Resource Council, and past board member and Secretary/Treasurer of the National American Heart Association.

Experience, Qualifications and Skills of the Members and Nominees of the Board of Directors

Directors are responsible for overseeing our business consistent with their fiduciary duty to shareholders. The Board believes that each director and nominee for director has unique and valuable individual skills and experience that, when taken as a whole, promote the overall management of the Company for the benefit of our shareholders. Moreover, the individual qualifications, accomplishments and characteristics of each of our directors and nominees for director provide us with the variety and depth of knowledge, judgment and vision necessary to provide effective oversight in guiding our affairs and direction.

We believe that each director and nominee for director has qualified experience in a variety of fields, including services delivery, industry, transportation, governmental, regulatory, nonprofit, education, and environmental protection, each of which we believe provides valuable knowledge and insight concerning various elements of our business.

All directors play an active role in overseeing our business, both at the Board and Committee level. The directors and nominees for director have demonstrated leadership skills in various segments of business, government, education and philanthropy, which contributes significantly to fulfilling their responsibility to us and to our shareholders.

In addition to the biographical information presented above for each director, the following outlines additional experience and qualifications of our directors that we believe makes each person uniquely qualified to serve on our Board of Directors at this time.

Individual Qualifications

Ms. Harbrecht
•	Extensive experience in business marketing, advertising, promotion, public relations and communications
•	Experienced as an educator
•	Significant involvement in college advisory boards and councils
•	Over twenty-five years of executive-level experience

Mr. Cunningham
•	Executive-level experience with a service-based over-the-road transportation public company
•	Served as chief financial officer with responsibility for internal and external financial reporting, including filings with the SEC
•	Executive-level responsibility for corporate wide human resources including compensation, benefits, and policy
•	Fifteen years experience as a CPA with a large international accounting firm and experienced in mergers and acquisitions

Mr. Cowan
•	Over thirty-five years experience in professional and senior-level executive positions
•	Extensive experience with accounting and financial matters
•	Significant involvement with university foundation and trustee positions
•	Board member for multiple public and nonpublic companies

Mr. Warnke
•	Thirty-seven year career in the horticulture, arboriculture and environmental science industry
•	Board member for multiple nonprofit and professional organizations for over 25 years
•	Nationwide experience in production, sales and management of multiple services
•	Eighteen years of executive-level experience

Mr. Ginn
•	Extensive experience in environmental conservation, most notably in sustainability, recycling and forest conservation
•	Undergraduate and graduate work in human ecology and landscape architecture
•	Well-versed in the various aspects of starting, managing, and selling a successful recycling business
•	Executive-level management experience

Mr. Hall
•	Extensive experience in business leadership, financial management and financial audit
•	Well-versed and experienced in environmental policy
•	Significant involvement in human resource and corporate management
•	Experienced in mergers and acquisitions and strategic planning

Mr. Warfel
•	Forty years executive experience in sales and marketing
•	Extensive and significant experience in property and casualty insurance
•	Business owner, including current ownership of consulting entities
•	Financial acumen and experienced with ESOP plans

PROPOSAL THREE
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory, nonbinding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the Securities and Exchange Commission’s rules, often referred to as a “say-on-pay” proposal.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate, and retain our executive officers, who are critical to our success. Under this program our executive officers are rewarded for the achievement of specific short-term, long-term and strategic goals, and increased shareholder value. Please read the “Compensation Discussion and Analysis” and review other information provided in this Proxy Statement for additional details about our executive compensation program, including information about the Fiscal Year 2010 compensation of our named executive officers.

We believe our compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to create value for our shareholders.

In support of this belief and reflective of the Compensation Committee’s oversight of the executive compensation program, the Compensation Committee has adopted the following practices:

●	Performance goals that require the management team to maintain and improve profitability in all economic environments to receive target compensation.

●	A principal part of executive compensation consists of performance-based incentives, including performance shares.

●
Establish total direct compensation such that, when our fundamental financial performance is at target levels, total compensation (base salary, short-term cash incentives, and long-term incentives) for each executive officer is competitive with the total compensation for executives in comparable positions at companies in our market.

●	Incentive plan payouts based on pre-established and measurable metrics with payouts that cannot exceed maximum values.

The Compensation Committee continually reviews the compensation programs for our executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices.

We are asking our shareholders to indicate their support for our executive officer compensation program as described in this Proxy Statement. Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory, nonbinding basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

This proposal gives our shareholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or any single compensation philosophy, policy or practice, but rather the overall compensation of our executive officers as described in this Proxy Statement. While the Board of Directors values the opinions of our shareholders, the say-on-pay vote is advisory and is not binding on the Company, the Board of Directors or the Compensation Committee. However, we will consider the results of the vote when evaluating the perception of our plans by the shareholders and will continue, as has been our ongoing practice, to evaluate whether any future actions will be advisable to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL FOUR
ADVISORY VOTE ON THE FREQUENCY OF
AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables our shareholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers. This advisory vote must be solicited from our shareholders at least once every six years. By voting on this Proposal, shareholders may indicate whether they would prefer an advisory vote on the compensation of our named executive officers every year, every two years, or every three years.

After careful consideration, our Board of Directors has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative.

In formulating its recommendation, our Board of Directors considered that a three-year advisory vote on executive compensation will allow our shareholders to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the Proxy Statement on a regular basis, which will allow us to continue to develop policies to meet the long-term growth objectives of the Company. We understand that our shareholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our shareholders on this agenda item.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below. Your vote is not considered a vote “FOR” or “AGAINST” the Board of Directors’ recommendation of a three-year cycle, but rather a vote for your preferred frequency.

“RESOLVED, that the Company’s shareholders determine, on an advisory, nonbinding basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s named executive officers as set forth in the Company’s Proxy Statement should be every year, every two years, or every three years.”

 The choice among the options included in the Resolution which receives the highest number of votes will be deemed the choice of the shareholders. While our Board of Directors strongly values the opinions of our shareholders, the votes cast are advisory in nature and not binding on the Company or the Board of Directors. The Board of Directors will carefully consider the results of the votes on this Proposal, but it may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on the compensation of our named executive officers more or less frequently than the option approved by our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE OPTION OF ONCE EVERY THREE YEARS AS THE FREQUENCY WITH WHICH SHAREHOLDERS ARE PROVIDED AN ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

CORPORATE GOVERNANCE

Director Selection Process

We believe the Board should represent a broad and diversified spectrum of experienced individuals who are able to contribute to our success. The Corporate Governance Committee is responsible for the review of and recommendation to the Board of Directors nominees for election as directors. The Committee works with the full Board to develop criteria for open Board positions, taking into account the factors that it deems appropriate. These factors may include identifying a nominee whose array of talents, experiences, qualifications, personal attributes, and skills would complement those already represented on the Board; the level of independence from us; our current needs, business priorities, objectives and goals; and the need for a certain specialized expertise. In applying these criteria, the Committee considers a candidate’s general understanding of elements relevant to the success of a service company in the current business environment, the understanding of our business, senior operating experience with a service company or other organizations, a broad understanding of and direct experience in corporate business and service delivery, as well as the candidate’s educational and professional background. The Board believes that diversity of professional experience, professional training and personal accomplishments are important factors in determining the composition of the Board. The Committee considers candidates suggested by other Board members, management and shareholders. The Committee may also retain a qualified independent third-party search firm to identify and review candidates.

Once a prospective nominee has been identified, the Committee will make an initial determination as to whether to continue with a full review and evaluation. In making this determination, the Committee will take into account all information provided to the Committee, as well as the Committee’s own expertise and experience. The Committee will then consider the potential candidate to ensure he or she has the specific criteria that the Committee has established for the position.

If the prospective nominee passes the preliminary review, members of the Committee, as well as other Board members as deemed appropriate, will interview the nominee. Upon completion of this process, the Committee will confer and make a recommendation to the Board. The Board, after reviewing the Committee’s report, will make the final determination whether to nominate the candidate. Selection for persons identified to be appointed to a Board position will be conducted in the manner described above. Any shareholder who desires to recommend a prospective nominee for the Board should notify our Corporate Secretary in the manner described in Shareholder Nominations for Director below.

Shareholder Nominations for Director

Shareholders may nominate candidates for election as directors if they follow the procedures and comply with the deadlines specified in our Code of Regulations, as may be amended from time to time. A copy of our Code of Regulations is available to any shareholder who makes a written request to the Corporate Secretary.

A shareholder may nominate one or more candidates for election as director by, not less than 30 days prior to the meeting at which the directors are to be elected, notifying our Secretary of his or her intention to make the nomination. The shareholder must provide us with all of the information about each of the candidates so nominated as would be required under the rules of the SEC to be included in a proxy statement.

Any submission should include details regarding the qualifications of the recommended candidate and other pertinent information. Director nominees should have high professional and personal ethics and values, requisite experience and background, and must be able to represent the interests of the shareholders, as well as meet the criteria set by the Corporate Governance Committee. Further, a nominee must have the time and desire to meet their duties and responsibilities effectively and have the potential to contribute to the effectiveness of the Board of Directors.

Shareholders may submit nominations in writing by sending such submission to Corporate Secretary, The Davey Tree Expert Company, 1500 North Mantua Street, Kent, Ohio 44240.

Independence

The Board reviews, at least annually, director independence. As part of that review, the Board considers transactions and relationships between each director and any member of his or her family and the Company and its subsidiaries and affiliates, including the relationships reported under the heading “Transactions with Related Persons, Promoters and Certain Control Persons.” The purpose of this review is to determine whether any relationships or transactions existed or exist that could be considered inconsistent with a determination that the director is independent. With respect to determining if a director or a director nominee is independent, we use the same definition of independence as used by the New York Stock Exchange (“NYSE”), a national securities exchange.

As a result of their most recent review, the Board determined that the following Directors and nominees for Director have been identified as being independent: Mr. Cunningham, Mr. Ginn, Mr. Hall, Ms. Harbrecht, and Mr. Warfel.

Mr. Warnke, our Chairman, President and Chief Executive Officer, and Mr. Cowan, our former Chairman and Chief Executive Officer who retired from the Company on December 31, 2006, are not deemed to be independent directors.

Committees of the Board of Directors; Attendance

The present members of the Compensation Committee are Messrs. Cunningham (Chair), Ginn, Hall, and Warfel. The Compensation Committee, which must be composed entirely of independent directors as that term is defined by the NYSE, recommends to the Board of Directors the salaries and other compensation of our executive officers and supervises the administration of our benefit programs. As more fully set out in the “Compensation Discussion and Analysis,” the Compensation Committee does not delegate its authority to set compensation; however, the Board does review recommendations from our Chief Executive Officer regarding the compensation of other officers. Furthermore, the Committee periodically retains outside consultants to review and discuss compensation and benefit plans. The Compensation Committee met three times in 2010.

When utilized, the outside consultants are provided with specific instructions relating to the research to be performed. When engaged to conduct a salary and bonus level review, the consultants are directed to compare our plans with those of companies of similar size and in similar industries. Similarly, the consultants are directed to compare and contrast benefit plans that are applicable to private and public companies of similar size and with similar governance structures. Findings by the consultants are reviewed by the Committee and with the full Board, which then makes the final decisions regarding compensation. In 2008, the executive officers engaged Towers Watson to thoroughly review director compensation and to provide a comprehensive review and guidance on directors’ compensation structure. The findings of the consultant were reviewed by the executive officers and presented to the Compensation Committee for review and recommendation. The full Board, based on the findings outlined, approved the current director compensation structure.

In addition to utilizing the services of Towers Watson to provide consulting services for our compensation plans, we engage Towers Watson to provide other professional services, including advice related to our insurance and employee benefit programs. In 2010, we paid Towers Watson the following amounts for the services indicated: insurance programs $219,127; employee benefit programs $102,344; and compensation review $20,188; for a total of $341,659. In order to perform the services that are required of them, Towers Watson does have access to certain confidential information about us; however, Towers Watson does not participate in the final strategic decision-making process. Further, Towers Watson is compensated on a fee-based structure and no portion of any payment made to them is dependent upon achieving a certain result or is otherwise commission-based.

The present members of the Audit Committee are Messrs. Cunningham, Ginn, Hall (Chair), and Ms. Harbrecht. The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to: the integrity of our financial statements; our financial reporting process; our systems of internal accounting and financial controls; the performance of our internal and independent auditors; the independent auditors’ qualifications and independence; and our compliance with ethics policies and legal and regulatory requirements. The members of the Committee meet the independence requirements of the NYSE and the Securities Exchange Act of 1934, as amended. The Board has determined that J. Dawson Cunningham qualifies as an audit committee financial expert pursuant to the SEC’s rules. The Audit Committee met two times in 2010. In addition, the Chair and members met with management and the independent auditors by teleconference four times in 2010.

The present members of the Corporate Governance Committee are Messrs. Cowan, Warfel (Chair), Warnke and Ms. Harbrecht. Mr. Warfel and Ms. Harbrecht are independent directors who meet the NYSE independence standards. The Corporate Governance Committee screens and recommends candidates for election as directors and recommends committee members and committee chairpersons for appointment by the Board of Directors. The Committee will consider nominees for the Board of Directors recommended by our shareholders. The Committee also conducts annual performance evaluations of the committees of the Board. The Corporate Governance Committee met two times in 2010.

Nonindependent directors may not serve on the Compensation or Audit Committee. Independent directors generally serve on at least two committees.

The Board met four times in 2010. All incumbent directors attended at least 75% of the meetings of the Board of Directors and of the committees on which they served. We encourage our directors to attend the Annual Meeting of Shareholders. In 2010, all directors except Messrs. Ginn and Warfel attended the Annual Meeting of Shareholders.

The charters of the Compensation, Audit and Corporate Governance committees are available on the Company’s website at www.davey.com under the tab “About Us,” then under “Corporate Information,” or by contacting the Corporate Secretary at 1500 North Mantua Street, Kent, OH  44240.

Role of the Board in Risk Oversight

The Board recognizes that it is neither possible nor prudent to eliminate all risk, and that in order to remain competitive, certain risk-taking is an essential element of every business decision and part of our business strategy. However, the Board also understands that within any business framework, steps must be taken to properly safeguard the assets of the Company, implement and maintain appropriate financial and other controls, and ensure business is conducted sensibly and in compliance with applicable laws and regulations and proper governance.

Assessing and managing risk is the responsibility of our management. It is the responsibility of the Board of Directors to oversee risk management. As part of this responsibility, the Board oversees and reviews certain aspects of our risk management efforts. For example, the Board requires that an annual overall assessment of risk be performed and has delegated this oversight of the process to the Audit Committee. This enterprise-wide risk management assessment is designed to review and identify potential events that may affect us, manage risks within our risk profile and provide reasonable assurance regarding the achievement of our objectives.

In addition, the Audit Committee reviews and discusses with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our financial risk assessment and risk management policies.

Company representatives meet annually in executive session with the Audit Committee. The General Auditor and the Chief Financial Officer review with the Audit Committee each year’s annual internal audit plan, which focuses on significant areas of financial, operating, and compliance risk. The Audit Committee also receives regular reports from management on the results of internal audits.

In addition, each year our management team conducts a thorough assessment of potential risks facing us and reports their findings to the Audit Committee. Risks are rated as to severity and the likelihood of threat, and management outlines the mitigation efforts associated with each risk. To the extent management identifies mitigation efforts that were not in place, management identifies the initiative to address the particular situation. The Audit Committee then reports these findings to the full Board to assist in its oversight of risk.

The Compensation Committee is responsible for the oversight of risks relating to employment policies and our compensation and benefits arrangements. To assist in satisfying these oversight responsibilities, the Committee may retain a compensation consultant and meets regularly with management to understand the financial, human resource and shareholder implications of compensation decisions that are made by the Board. The philosophy, process and rationale the Compensation Committee utilized as part of its responsibilities is discussed in detail in the “Compensation Discussion and Analysis” contained in this Proxy on pages 11-17.

Board Leadership

Mr. Warnke is the Chairman of our Board of Directors, Chief Executive Officer and President. Our Board has the authority to choose its chairman in any way it deems best for us at any given point in time. Historically, we have combined the positions of chief executive officer and chairman. We feel this is appropriate because we are employee-owned, and combining the chairman and chief executive officer position gives our employee-owners a clear leader and improves efficiencies in the decision-making process. We believe we have greatly benefited from having a single person setting our tone and direction, and having primary responsibility for managing our operations. This structure has also allowed the Board to carry out its oversight responsibilities with the full involvement of our independent directors. Our Board believes that there is no single leadership structure that would be most effective in all circumstances and, therefore, retains the authority to modify our Board’s structure to best address our circumstances as and when appropriate.

Communicating Concerns to Directors

We have established procedures to permit communications with the Board of Directors regarding the Company. Interested parties may communicate with the Board of Directors by contacting the Chairman, the chairs of the Audit, Compensation and Corporate Governance Committees of the Board, or with any independent Director by sending a letter to the following address: The Davey Tree Expert Company, Corporate Secretary, 1500 North Mantua Street, Kent, Ohio 44240.

An interested party may also communicate concerns through other mediums as set forth in our Whistleblower Policy. A copy of our Whistleblower Policy is available on our Company’s website at www.davey.com, or by contacting the Corporate Secretary at 1500 North Mantua Street, Kent, Ohio 44240.

Business Conduct Policies

We have a Code of Ethics that applies to all of our employees and directors and we have a Code of Ethics for Financial Matters that applies to all employees and directors, but particularly those who oversee the preparation of our financial statements. The policies are available at our website, www.davey.com, or by contacting the Corporate Secretary at 1500 North Mantua Street, Kent, Ohio 44240.

Transactions with Related-Persons, Promoters and Certain Control Persons

Our Board of Directors has adopted a policy regarding related-party transactions. Under that policy, all transactions with or involving a related-person must be disclosed to and approved in advance by the Corporate Governance Committee. Further, each officer and director is requested, on an annual basis, to confirm the existence of any related-person transaction. Even if disclosed, each such transaction must have a legitimate business purpose and be on terms no less favorable than that which could be obtained from unrelated third parties.

The following transaction was reviewed by the Corporate Governance Committee and approved by the Board of Directors. A member of the Board, Ms. Sandra Harbrecht, is President and Chief Executive Officer of Paul Werth Associates. In the past, this firm had provided marketing consulting services on a project basis to us. In 2009 and 2010, we made no payments to Paul Werth Associates. The Board has determined that Ms. Harbrecht’s position does not create a material relationship between Ms. Harbrecht and the Company and does not impair her director independence.

Indebtedness of Management

The 2002 stock subscription offering resulted in subscriptions for 836,007 common shares, whereby some employees opted to finance their subscriptions with a down payment of at least 10% of their total purchase price and a seven-year promissory note for the balance due, with the interest due at 4.75%. Promissory note payments, of both principal and interest, are made either by payroll deduction (either monthly or biweekly) or annual lump sum payment. The promissory notes are collateralized with the common shares subscribed and the common shares are only issued when the related promissory note is paid-in-full. Dividends are paid on all unissued subscribed shares. The loans made pursuant to the subscription offering preceded the effective date of the Sarbanes-Oxley Act of 2002 and are, therefore, not subject to the prohibition of loans to our officers. In connection with the stock subscription offering, no officers were indebted to us for amounts in excess of $120,000 at any time during the year 2010. The promissory notes were paid-in-full during the second quarter of 2010 for stock subscription financing payments made by biweekly payroll deduction. All other promissory notes have been paid in full, or in some instances, cancelled.

No executive officer, director or director nominee was indebted to us or was a party to any transaction in which any related-person will have a direct or indirect material interest. Further, no related-person has proposed such a transaction. For purposes of this discussion, a related-person is a director, a nominee for director, an executive officer, an immediate family member (including nonrelated-persons sharing the same household) of any of these persons, or any entity controlled by any of these persons.

OWNERSHIP OF COMMON SHARES

The following table shows, as of March 26, 2011, the number and percent of our common shares beneficially owned by each nominee, director, and officer listed in the Summary Compensation Table, and all directors and officers as a group.

Name	Number of Shares (1)(2)(3)	Percent (2) (4)
Karl J. Warnke	500,007	3.50%
R. Douglas Cowan	258,356	1.81%
J. Dawson Cunningham	16,200.11%
William J. Ginn	9,113.06%
Douglas K. Hall	36,733.26%
Sandra W. Harbrecht	7,667.05%
John E. Warfel	6,067.04%

David E. Adante	282,264	1.97%
Howard D. Bowles	238,890	1.68%
Patrick M. Covey	65,637.46%
Steven A. Marshall	115,435.81%
20 directors and officers as a group, including those listed above	2,565,932	17.94%

(1)	Other than as described below, beneficial ownership of the common shares listed in the table is comprised of sole voting and investment power, or voting and investment power shared with a spouse.

Includes shares allocated to individual accounts under our 401KSOP and ESOP Plan for which the following executive officers have sole voting power as follows: Karl J. Warnke, 45,609 shares; David E. Adante, 56,187 shares; Patrick M. Covey, 3,990 shares; Howard D. Bowles, 65,696 shares; Steven A. Marshall, 59,727 shares; and 469,748 shares by all officers as a group.

(2)
These include the right to purchase on or before May 25, 2011, upon the exercise of outstanding stock options, 60,000 common shares by Karl J. Warnke, 70,000 common shares by David E. Adante, 16,000 common shares by Howard D. Bowles, 33,000 common shares by Patrick M. Covey; 16,000 common shares by Steven A. Marshall and 461,600 common shares by all directors and officers as a group.

(3)	Of the shares listed, the following number of shares were pledged as security: R. Douglas Cowan, 85,000 shares and 121,000 shares by all directors and officers as a group.

(4)
Percentage calculation based on total shares outstanding plus the options exercisable by the respective individual on or before May 25, 2011, in accordance with Rule 13d-3(d) of the Securities Exchange Act of 1934.

To our knowledge, as of March 26, 2011, no person or entity was an owner, beneficial or otherwise, of more than five percent of our outstanding common shares. Reliance Trust Co., trustee of the 401KSOP and ESOP Plan, 1100 Abernathy Road, Northpark Building 500, Suite 400, Atlanta, GA  30328, had, as of March 26, 2011, certain trustee-imposed rights and duties with respect to common shares held by it. The number of common shares held in the 401KSOP and ESOP Plan as of March 26, 2011, was 4,604,208, or 32.35%, of our outstanding common shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent of our common shares to file reports of ownership and changes in ownership of our common shares held by them with the SEC. Currently, we file these reports on behalf of our directors and executive officers. Based on our review of these reports, we believe that during the year ended December 31, 2010, all reports were filed on a timely basis.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

We, the members of the Compensation Committee of the Board of Directors, which is composed entirely of nonemployee directors, are responsible for management succession matters, for developing, approving and administering the Company’s executive incentive and benefits programs, and for establishing the salaries for executive officers. Our compensation philosophy is to drive and support the Company’s business goals by paying for measurable performance and achievement of approved goals. Awards are made with due consideration of balancing risks and rewards.

The Company’s compensation programs are designed to reward employees for producing sustainable growth for our shareholders and to attract and retain qualified and experienced talent. Most compensation for senior executives is tied to Company performance or achievement of certain goals and, therefore, is not guaranteed. If the Company or the executive does not perform, executives may receive only a fraction of their total anticipated compensation.

In 2010, despite the continued economic turbulence in the United States as a whole, the Company delivered a respectable operating performance, albeit lower than in 2009. Specifically, in 2010, the Company achieved:

•	Generated cash flow from operations of $49,275,000
•	Operating profit, as defined in our description of operating profit on page 13, of 5.5%
•	Return on average invested capital of 17.0%
•	Increased revenues over $29,000,000 from 2009
•	Renegotiated an amended $140,000,000 revolving credit facility and issued $30,000,000 of fixed-rate debt on favorable terms, rates and conditions
•	Acquisition/integration of a tree care operation on the East Coast

The Company’s executive officers include Karl J. Warnke, Principal Executive Officer (“PEO”), David E. Adante, Principal Financial Officer (“PFO”) and the other executive officers named in the Summary Compensation Table (collectively the “Named Executive Officers” or “NEOs”). In these capacities, we are careful to align NEO compensation with the interests of the Company’s shareholders. We review all proposed programs, and changes to programs, and discuss our recommendations with the full Board of Directors prior to approval. We then communicate approved plans to executive management.

We periodically retain outside consultants to assess the adequacy and fairness of the compensation programs and meet frequently with the PEO to obtain management’s recommendations on compensation issues. However, no Company management personnel are involved in approving executive compensation programs, and no executive officer is responsible for approving either that executive officer’s or any other NEO’s compensation. Although we consider the executives integral to the Company’s success, no executive officer has an employment agreement with the Company. In 2008, we retained Towers Watson to provide a comprehensive review and guidance of the officer compensation structure.

In the event of a change in control, as defined in the 2004 Omnibus Stock Plan and as disclosed in the “Plan Benefits--“as-if” Triggering Event Table” on page 24, unless the Board of Directors determines otherwise, all outstanding stock appreciation rights, stock options and stock purchase rights become fully exercisable; all restrictions on restricted stock and other awards are removed; and all cash awards become fully earned. Any such determination by the Board of Directors that is made after the occurrence of the change in control will not be effective unless a majority of the “continuing directors” then in office are “continuing directors” and the determination is approved by a majority of the “continuing directors.” For this purpose, “continuing directors” include directors who were in office at the time of the change in control or who were recommended or elected to succeed “continuing directors” by a majority of the “continuing directors” then in office. Other than as outlined above, we have no so-called “golden parachute” severance packages with any NEO.

Compensation Philosophy and Objectives

The main objectives of the compensation programs are: to attract and retain qualified personnel; reward them for achieving identified goals and objectives; generate a fair return to shareholders on their investment; and do so in a way consistent with the Company’s culture, business objectives and employee ownership structure. To align executive officer compensation with the interests of the Company’s shareholders, we have established a policy whereby a substantial portion of the compensation of the Company’s executive officers, including the PEO and the PFO as well as the other NEOs, is contingent on the Company’s profitability. The compensation programs also contain components based on achieving a specified operating profit and a return on invested capital results.

In order to meet these objectives, we design the programs such that the Company shareholders’ interests are advanced before we approve any incentive payments to the executive officers. To the extent that the efforts of the executive officers result in higher earnings and enhanced shareholder value, we believe the officers should be rewarded. As a result, we intend the compensation programs to create a significant incentive to properly manage the Company, which in turn will create long-term benefits for the shareholders without encouraging the taking of excessive risks that could be detrimental to the interests of the shareholders. Overall, we do not believe that any aspect of the Company’s compensation programs encourages the NEOs to take unnecessary and excessive risks.

The overall compensation program provides a balanced mix of salary, incentive bonus and equity awards. By creating a program that includes both long- and short-term goals and targets, we believe that each element of the overall program, comprised of base salary, annual cash incentive plan awards, and longer-term stock options, restricted stock unit and performance restricted stock unit grants, complements and rewards annual performance as well as ensures long-term viability, growth and shareholder value. Additionally, to retain and attract qualified executive and management talent, the Board has approved several retirement benefit plans. Conversely, in order to reduce the risk of focusing on too narrow a result, currently no portion of an award under the compensation program is based solely on an increase in the Company’s stock price. Further, no award is grossed-up or otherwise adjusted to account for its tax consequences.

We are cognizant of Internal Revenue Code (“IRC”) Section 162(m), which caps the Company’s ability to take a tax deduction at $1 million per year for amounts paid to each NEO that are not paid pursuant to performance-based compensation plans that were approved by the Company’s shareholders and us. To date, and including the year 2010, no executive officer has been paid more than $1 million and, therefore, we are permitted a 100% tax deduction for all amounts paid to the executives. Moreover, we recognize that stock-based awards must be accounted for in the Company’s financial statements in accordance with FASB ASC Topic 718, Compensation-Stock Compensation.

We understand that compensation programs should be designed to reduce the opportunity for participants to take unnecessary risks to the detriment of the Company’s shareholders and future viability in order to achieve their performance targets. We have designed the programs to address these risks and minimize the opportunity for any individual to manipulate or undermine the programs. We have accomplished this by tailoring the programs to incorporate objective features. These features include plan and targeted objectives that are set in advance and reviewed periodically by the Board, annual bonus-based calculations, and goals and objectives set jointly by us and the PEO and approved by the Board. Further, the Board reviews and approves all executive bonus payments. We designed this program before the recent economic situation to prevent just such an occurrence; therefore, the Board did not determine that any material changes were necessary to preserve the long-term integrity of the programs.

Base Salaries

We pay executive officers a base salary that generally is near the “mid-point” of the market range for similar positions at companies that are approximately the same size and complexity. Although we have not established a unique peer group, we periodically retain a nationally-known compensation consulting firm to conduct a compensation competitiveness study to determine the adequacy of base salaries, as well as all other compensation of the Company’s executive officers. The study was last updated in September 2008 by Towers Watson, and we established compensation ranges for each of the Company’s executive officers on the basis of job description and market comparisons. We plan to engage a consultant in 2011 to update our study. We evaluate the Company’s PEO based on the Company’s annual performance as well as other performance objectives as established between us and the PEO, including demonstrated capabilities, achievement of results, and development of management employees. These other objectives can and do change annually and may incorporate such things as management succession activities, board governance issues and other objective and subjective measures of significance to us. Similarly, the other NEOs are evaluated not only on performance related to achieving certain financial objectives, but on other individual objectives, their scope of responsibility, experience and expertise. Annually, the salaries of other executive officers are reviewed by us with the PEO to determine merit and performance increases based on the PEO’s evaluation, as well as our evaluation. We periodically review the NEOs’ performance and have the opportunity to interact with senior executives at various times during the year, which aids in our assessment of each individual’s performance.

The base salary disclosed in the “Summary Compensation Table” on page 18 for each NEO in 2010 and prior years reflects the philosophy outlined above as it relates to executive compensation. The increase in their 2010 over 2009 base salary reflects the NEO’s achievement of specific objectives, as well as our general Company-wide annual salary increase range of between two and three percent. For 2010, the specific objectives included goals related to sales, operating profit, cash flows, debt levels and management succession. Except Mr. Bowles, who received a 4.3% increase in recognition of the performance of his operations, no NEO received a percentage increase to their annual salary greater than this range.

Annual Incentive Compensation Plan

In 2002, the Board of Directors adopted a revised Management Incentive Plan. As part of their annual compensation under this Plan, the executive officers and other key personnel have an opportunity to earn an incentive bonus award based primarily on the annual operating profit achieved. The focus of this element of the overall compensation program is to reward achievement of annual goals set by us. These incentive awards generally approximate 20% to 70% of a participant’s total annual base salary, and currently, there are 42 employees eligible for an incentive award under this Plan. The Board of Directors establishes, as a percentage of sales, a target operating profit percentage each year, calculated as described below. The degree to which the target percentage is underachieved or overachieved affects the total pool available for bonus awards. In addition to the mathematical calculation under the plan formula, we have the option to consider other relevant factors, as determined by the Board of Directors, in setting NEO final incentive awards. Such factors might include segment performance or achievement of individual goals. The Board has reviewed individual performance and other factors annually and has adjusted annual incentive awards based on that review. However, if the Company’s actual operating profit percentage is below 80% of the annual target as set by the Board, generally no incentive bonus awards are paid. The amount of the bonus award will increase the closer the actual results are to the target. Consistent with the Board’s objective of linking performance to compensation, the NEOs have an individual target percentage of base salary that ranges from 40% to 70% of base salary. The range for each NEO is based on that NEO’s duties and responsibilities for certain segments and operations of the business. Earning this target incentive is dependent on the Company achieving the overall target operating profit percentage described above. To the extent that the target operating profit percentage is overachieved, the NEO’s incentive award will increase. At 120% of the annual target, the formula is increased such that 150% of the normal target percentage of base salary is granted. At or above 121% of the annual target, an amount equal to 25% of the excess operating profit over 120% of our annual target is added to the annual incentive pool. However, in no event will the annual incentive payments for all participants be greater than 15% of the actual operating profit for that year. We may consider extraordinary or nonrecurring events affecting the annual results in evaluating the achievement of performance targets. To provide motivation for the NEOs to continue to maintain sustainable results and to continue to emphasize the importance of employee ownership, the NEOs receive shares of stock for 10% of the amount of an incentive award above $25,000. For example, if a NEO has earned an incentive award of $50,000, then $47,500 would be paid in cash and $2,500 would be paid in stock at the most recent valuation (usually our year-end valuation): [e.g., ($50,000 - $25,000) = $25,000 x 10% = $2,500]. We also paid discretionary bonuses to most office personnel and paid bonuses under several safety, retention and sales programs to eligible field employees.

For 2010, we set the target operating profit percentage at 6.0%, and the operating profit percentage actually achieved for fiscal year 2010 was 5.5%. Incentive awards are calculated after year-end financial results are reviewed, and no award is paid until the annual financial statements are certified by the Company’s independent auditors and approved by us and the Board of Directors.

The actual operating profit percentage is calculated by dividing actual operating profit by actual revenues. Operating profit is defined as income from operations as presented in the Company’s financial statements prepared under generally accepted accounting principles adjusted to exclude: administrative incentive compensation expense; pension expense; stock-based compensation expense; excess declining balance depreciation method expense over straight-line method depreciation expense; and gains and losses on the sale of assets. The number is further adjusted to include state and local income taxes and to remove the effect of any item deemed an extraordinary or nonrecurring event by us. For a given year, each NEO generally will receive the same percentage level; however, each NEO is then evaluated for achievement of the goals and objectives described above. The Company’s earnings were lower in 2010 than in 2009 and, as reflected in the “Summary Compensation Table” on page 18, the payments made to the NEOs were lower in 2010 than in 2009 primarily because, in 2010, the targeted operating profit percentage was 6.0% and the actual performance was 5.5%, or 92% of target. In 2009, the target of 6.0% was underachieved by 5%. Mr. Bowles’ and Mr. Marshall’s reductions in 2009 and 2008 were less than other NEOs because of the results achieved in the business segments under their direction.

Long-Term Incentive Compensation: Stock Options

In 2004, the shareholders approved the 2004 Omnibus Stock Plan (“Plan”), which consolidates into a single plan provisions for the grant of stock options, other stock-based incentives, and the employee stock purchase program. Provisions of the Plan give us broad discretion to fashion the terms of awards in order to provide employees with longer-term stock-based incentives that are appropriate under the circumstances. The principal objective of the long-term incentive program is to reward employees for achieving positive long-standing results that increase the value of the Company’s stock. By awarding certain employees incentive stock options (“ISOs”)

or nonqualified stock options (“NQSOs”) and providing opportunities for employees to acquire stock through other stock programs, including the Stock Appreciation Rights program described below, we are aligning the long-term value of the stock price with potential financial gains for employees and executives. Under the Plan, the tax and accounting treatment of an award is accounted for as required by law and generally accepted accounting principles. To date, the tax and accounting treatment of an award has not dictated what awards are made or how an award is fashioned.

Stock options, whether they are ISOs or NQSOs, generally vest in equal installments over five years, beginning on the first anniversary of the grant date. These options provide senior executives with the opportunity to acquire common stock over time at a price that is fixed, based on the most recent stock valuation price as of the date of grant. Under the Plan, option holders may also exchange or “swap” previously-owned shares for option stock that is eligible to be exercised. The swap of qualified options is permitted under IRC Section 1036 as a tax-deferred transaction and authorized under the Plan. Pursuant to a swap, the previously-owned stock is exchanged at the current fair market price for the stock options exercised. The options are exercised at their option exercise price, and the basis of the newly-acquired stock will remain the basis of the previously-owned stock. If the current market price is higher than the stock option price, this permits an option holder to increase the number of shares owned without paying cash for the option exercise or incurring an individual capital gain tax liability on the swap of the previously-owned shares. Swaps involving stock options granted pursuant to nonqualified plans are not eligible for tax deferred treatment.

There is a limited term in which an option grantee can exercise stock options, known as the “option term.” The option term is generally ten years from the date of grant. At the end of the option term, the right to purchase any unexercised options expires. Except as described below, option holders generally forfeit any unvested options if their employment with the Company terminates.

In the case of a retirement by an option holder, the retiree may exercise any vested stock options within three months after the date of retirement. Upon the death or permanent and total disability of an option holder while employed by the Company or within three months after the date of termination, the option holder or option holder’s representative will have the right to exercise any vested stock options within one year after the date of the option holder’s termination or death. Also, we may accelerate unvested options outstanding at or granted after September 13, 2007, to become immediately exercisable, in-full or in-part, upon death, permanent disability or upon retirement at age 62 or older, provided the option holder has completed at least one year of continuous service. If the option holder’s termination is due to any reason other than those listed above, the option holder may exercise any vested stock options within the three-month period after the date of termination, but only with our consent or that of the Board of Directors. The right to exercise a stock option in these limited circumstances would not result in an extension of that stock option’s initial expiration date.

If the stock value increases after the grant of options, the option becomes more valuable. This accomplishes two objectives. First, the employee must remain employed over the vesting period, providing an incentive for the option holder to remain employed by the Company; second, it ties a significant component of the employee’s compensation to the interests of all shareholders by focusing executive officers on longer-term results. In general, option grants to nonexecutive employees occur in the same way as grants to executive officers. Option grants are not specifically timed to enhance overall executive compensation, and we do not time option grants to make up for any shortfalls in annual incentive or other benefit payments. The stock options that have been granted to the NEOs are outlined in the “Grants of Plan-Based Awards Table” on page 20.

We have periodically granted options, taking into account the amount of options currently outstanding, the period of time between grants and changes within management positions, as well as overall performance of the Company and the performance of individual grantees. While we make the final decision, we may solicit input from our senior executives regarding the performance of other officers and employees. Tax and accounting treatment of any stock option grant is accounted for as required by law and generally accepted accounting principles. To date, options have not been granted on an annual basis. In the last eight years, options were granted in the years 2003, 2006, 2009 and 2010. The option grants in 2010 were made after the Board considered alternatives to the practice of periodically granting stock options and concluded that granting this option was consistent with the goals and objectives of our compensation plans to grant options to management on a more periodic basis. Those goals and objectives include rewarding management employees for their efforts to replace contracts that were not renewed, identify new business opportunities and sustain existing business relationships in the face of a continued turbulent economy, as well as the ability to address ever-expanding regulatory burdens and requirements from local, state and the federal government. Among the NEOs, only Messrs. Covey and Marshall received option grants in 2010, primarily because of their respective responsibilities working closely with operations managers. We have not intentionally timed the grant of stock options to coincide with the release of material nonpublic information, and any policy adopted by us will address the prohibition of timing of option grants in relation to the release or existence of material nonpublic information. We will continue to review the appropriateness of granting options, as well as considering other methods to reward managers for the achievement of goals consistent with the Company’s growth and shareholder value.

Stock Appreciation Rights

Consistent with our objective to move to a more effective longer-term stock-based incentive program, on March 11, 2009, as authorized by the 2004 Omnibus Plan, the Board implemented the Stock Appreciation Rights program (“SARs”). In general, under the SARs, eligible employees may receive annual grants of stock-settled stock appreciation rights or performance restricted stock units.

The award level for each participant in the plan is based on that participant’s scope of responsibilities and the ability to achieve success given these responsibilities. As a participant in the SARs program is provided with the opportunity to undertake more responsibility for the success of the Company, that participant may be granted a greater number of rights or units; however, the overall performance of the Company will continue to determine the number and value of the rights or units granted to all participants. Since this program will reward sustained stock value improvement over time, we anticipate that this program will further our objective to align the long-term value of the Company’s stock price with financial incentives for the NEOs, officers and managers. Under the plan, the SARs will be used to acquire common shares based on the appreciation in the stock price times the number of SARs awarded. The appreciation will be calculated by subtracting the stock price at the date of redemption minus the stock price at the date of grant. The SARs vest at the rate of 20% per year and are automatically deemed exercised on the tenth anniversary of the grant date. Grants to the NEOs in 2010 are detailed in the “Grants of Plan-Based Awards Table” on page 20.

Qualified Retirement Plans

The Company’s executive officers, as well as every other eligible employee, are entitled to participate in the qualified retirement plans. These plans, set up pursuant to ERISA regulations, seek to provide every employee with the opportunity to accumulate funds for retirement. The plans include The Davey Tree Expert Company Employee Retirement Plan (“ERP”) which, as explained below, was frozen effective December 31, 2008, and the 401KSOP and ESOP Plan (“401K”).

Due to the downturn in the global stock and financial markets in 2008 and the ensuing decline in the value of the ERP, the Company anticipated that its cash flow and earnings would be negatively impacted for 2009 and beyond. We determined that the adverse financial impacts were in excess of the benefits that would accrue to the employees. Therefore, after careful consideration, the Board of Directors approved an amendment to freeze the ERP effective December 31, 2008.

Under the frozen ERP, benefits currently being paid to retirees will continue and benefits accrued through December 31, 2008 for employees covered by the ERP will not be affected. However, no further benefits will be accrued under the ERP. Thus, eligible participants who retire will still choose the same payment options and forms of retirement, beginning as early as age 55, as before. The benefit formula will remain .30% of covered compensation for each full or partial year of benefit service, plus .30% of compensation in excess of covered compensation for each full or partial year of benefit service. The minimum guaranteed benefit remains $80. Covered compensation refers to the average of the participant’s social security taxable wage bases for their years of service, to a maximum of 35 years, ending with the calendar year in which the participant reaches social security retirement age. If a participant is vested and terminates before he or she is eligible for retirement and the value of the benefit is less than $5,000, the participant is eligible to receive a one-time lump sum payment. The value of the NEOs ERP benefit is included in the “2010 Pension Benefits Table” on page 23.

In connection with the freeze of the ERP, and to help offset the loss of future benefit accruals under the ERP, the Board of Directors implemented enhanced benefits to the 401K effective January 1, 2009. Under the enhanced plan, an employee who is a noncollective bargaining employee, who is at least 21 years old, and has completed one year of continuous service, is automatically enrolled in the 401K. The employee may then elect to opt out of the 401K, and participants can suspend contributions at any time. Participant contributions are on a before-tax basis and the Company makes an annual contribution in Company stock equal to 100% of the first one percent and 50% of the next three percent, for a total of a four percent deferral, of the participant’s W-2 wages, subject to the Internal Revenue Service limit and not to exceed $245,000, which is the government imposed annual compensation limit required for qualified retirement plans. This represents an increase in the potential maximum contribution from 1.5% to 2.5%. Participant contributions are always 100% vested, and company contributions become 100% vested after three years of continuous service, or upon death, permanent disability or retirement of a participant. The 401K offers a variety of investment options with varying levels of risks and returns for the participant’s contributions; however, the investment in Company stock is restricted to no more than 25% of the employee’s annual contributions. The value of the account eligible for distribution is the vested investment value at the time of distribution, and there is no guarantee of any rate of return or investment value.

As stated above, under the negative election option, all newly eligible employees are automatically enrolled in the 401K and will continue to be enrolled unless the employee instructs the Company to suspend the employee’s participation. However, the negative election option was suspended for all new employees hired as a result of the acquisition of certain assets of Wolf Tree Experts, Inc. All new employees hired subsequent to this asset acquisition in 2008 by the resulting wholly-owned subsidiary Wolf Tree, Inc. are automatically enrolled in the 401K under the negative election option. In 2008, pursuant to a stock exchange, The Care of Trees, Inc. became a wholly-owned subsidiary of the Company. Effective January 1, 2009, The Care of Trees, Inc. 401K benefit plan was merged with the Company’s 401K Plan.

Nonqualified Retirement Plans

In 1994, we changed our qualified retirement plans to permit a greater number of employees to participate. These changes created additional restrictions on the ability of NEOs and other management personnel to fully participate. Due to these limitations imposed by the IRC, the affected employees will receive less in retirement benefits as a percentage of final average pay than are available to other employees and to executive officers at comparable companies. As a result, we became concerned with attracting and retaining qualified executive and management talent, as well as with providing additional retirement benefits to executive management. We explored ways to improve the retirement benefits and concluded that the best way to achieve our objectives was to adopt nonqualified retirement plans that will supplement the existing qualified retirement plans, along with granting the restricted stock awards discussed below. We developed the provisions of the plans with the assistance of Towers Watson, an independent consulting firm with substantial experience in designing employee benefit plans. The Board approved The Davey Tree Expert Company 401KSOP Match Restoration Plan (“Match Plan”), The Davey Tree Expert Company Supplemental Executive Retirement Plan (“SERP Plan”) and the Davey Tree Expert Company Retirement Benefit Restoration Plan (“Restoration Plan”), all effective as of January 1, 2003. To assure shareholders that we instituted the plans with these tenets in mind, Company management personnel were not involved in their development or approval. Payments made under these plans will be made from the Company’s general assets.

Pursuant to the Match Plan, an employee who has elected to contribute the maximum amount under the qualified 401K plan, but who is precluded by IRC restrictions from receiving the full matching contribution paid by the Company, is eligible to participate in the Match Plan. The Match Plan allows the employee to accumulate an amount that could have been matched if the IRC restrictions had not been in effect. Each participant has two potential match criteria. If the participant is unable to contribute the full matching percentage permitted, we will increase the participant’s Company match such that it, when added to the match under the 401K, will equal 50% of the permitted percentage. Further, the Company will contribute an amount equal to 50% of 3% for any amount above the maximum compensation level, which is currently set at $245,000. The Company maintains an account record for each employee who meets this criteria to reflect that employee’s interest in the Match Plan. Interest on each account record, currently set at 7%, is accrued annually on December 31.

Concurrent with the freeze of the ERP, and for the same general reasons that led to the decision to freeze the ERP, the Board of Directors also froze the Restoration Plan effective December 31, 2008. Prior to the freeze, under the Restoration Plan, an employee whose benefit under the ERP was limited by the IRC was eligible to qualify for a benefit. The plan allowed for a restoration payment that, when added to the monthly retirement benefit, equaled the monthly retirement benefit under the ERP that would have been payable if certain IRC earnings limit provisions were not in effect. As with the ERP, any benefit accrued under the Restoration Plan was frozen as of December 31, 2008.

The SERP provides a retirement benefit of an amount equal to 30% multiplied by a participant’s Final Average Compensation (“FAC”) calculation, which is then reduced by the sum of the participant’s Restoration Plan benefit, qualified ERP benefit, 401K benefit, Match Plan benefit and one-half of the employee’s Social Security benefit. This amount is further reduced if a participant has less than 20 years of service at age 65. FAC is based on the average of the highest three annual earnings out of the last five years prior to retirement. If at actual retirement the calculation set out above for a participant, excluding the 30% SERP component, is greater than or equal to 30% of FAC, no benefit is payable under the SERP. The present value of the NEOs ERP, SERP and Restoration Plan benefits is presented in the “2010 Pension Benefits Table” on page 23.

Long-Term Incentive Compensation: Restricted Stock Units and Performance Restricted Stock Units

As a supplement to the qualified and nonqualified benefit plans, and as authorized by the 2004 Omnibus Plan, we approved time-based and performance-based restricted stock awards for certain executive officers, including the PEO. We generally make these awards to provide retention incentives that focus on factors other than short-term results, reward superior corporate performance and provide additional retirement benefits. We granted time-based restricted stock awards (“RSU”) primarily to provide retention incentives through additional retirement benefits. We approved the performance-based restricted stock awards (“PRSU”) as another, but more stringent, method to supplement retirement benefits. In general, prior to 2007, awards vested on the earlier of the fifth anniversary of the date of grant or the participant’s termination of employment with us. Each RSU and PRSU was eligible to be paid as soon as practical after it vested, or a participant could elect to defer receipt of a payment to a later date. In 2006, we amended the Plan so that no RSU or PRSU granted after 2006 is paid until the participant retires. In 2009, we amended the Plan such that each RSU or PRSU award would vest as previously outlined or as determined by us as set forth in the notice of the award. As with the stock options, tax and accounting treatment of an award is accounted for as required by law and generally accepted accounting principles. Further, the tax and accounting treatment of an award has not dictated what awards are made or how an award is fashioned.

We established RSU awards to provide a participant with the opportunity to achieve a total retirement benefit that would equal 40% of the participant’s projected final average annual compensation at retirement. When we select a participant to receive this award, we determine the RSU award for that participant based upon a calculation that starts with a computation of the participant’s estimated retirement benefits payable from Company-sponsored plans, along with 50% of the participant’s estimated social security benefit. Next, this value is compared to an estimate equal to 40% of the participant’s final average annual compensation, and the difference is deemed the “Benefit Shortfall.” Then, a target value of Company stock is calculated using certain assumptions, including a current compound annual growth rate of 10% (the “Target Share Value”). The Benefit Shortfall is divided by the Target Share Value. This quotient is then divided by the number of years to reach normal retirement, and the resulting number is the initial RSU award. In succeeding years, the named participant will receive an annual grant of RSUs equal to the initial grant, unless we decide to increase or decrease the award or drop the participant from the plan. Except as it relates to the calculation, the RSU award is not based upon or in any way contingent upon the other elements of a participant’s compensation package. Each NEO received the RSU award as disclosed in the first line of the column labeled “All Other Stock Awards” in the “2010 Grants of Plan-Based Awards Table” on page 20.

Pursuant to the terms of the plan, the award, after adjusting for the two-for-one stock split in 2008, was the same in 2009 and the prior two years.

We established PRSU awards to provide a participant with the opportunity to achieve, based on certain predetermined performance criteria, a total retirement benefit that would equal 50% of the participant’s projected final average annual compensation at retirement. In order to receive retirement benefits at this level, the Company must achieve a return on average invested capital percentage (“ROAIC”) that we established based upon applicable industry, market and economic conditions and as ratified by the Board of Directors. The ROAIC calculation is a formula that divides average invested capital (net worth plus the sum of bank debt and lease obligations) into the sum of net income plus income taxes and interest. We believe that return on invested capital is an appropriate measure of corporate performance because achievement of these targets would increase shareholder return and provide expansion opportunities for the Company.

The level of an award of PRSUs is made each fiscal year based on this ROAIC using computations similar to those used to determine a RSU award. The ROAIC for receiving the maximum award is currently set at 24%, the same as it was when first established by the Board in 2004. Further, if the ROAIC is less than 8%, there will be no PRSU awards. Achieving a ROAIC of more than 8% but less than 24% will result in a participant receiving a portion, but less than the full value of, the available PRSU grant. The actual ROAIC achieved in 2009 and granted in 2010 was 16.4%, which resulted in 52.8% of potentially available PRSUs being awarded. As with the RSU, we designed the PRSU awards to retain executive talent by enhancing long-term retirement benefits. Except as it relates to the calculation, PRSU awards are not based upon or in any way contingent upon the participant’s compensation package. Each NEO received the PRSU award as disclosed in the second line of the column labeled “All Other Stock Awards” in the “2010 Grants of Plan-Based Awards Table” on page 20.

Currently, in order to achieve the targeted retirement benefit for the executive officers under the RSU and PRSU plans, the Company’s stock would have to appreciate in value over the period until a participant’s retirement at a rate of 10% per year, and ROAIC must consistently meet 24%. By establishing performance targets aggressively and assuming strong appreciation rates, we believe that we have aligned each executive officer’s restricted stock award with shareholder interests.

Perquisites

NEOs qualify for certain perquisites as described in footnote 6 to the “Summary Compensation Table” on page 19. Many of these perquisites, including the officers’ medical, long-term disability plan, personal tax preparation fees, and the management car plan, are made available to other officers and management employees of the Company. We believe these perquisites are appropriate to attract and retain qualified personnel and to provide additional incentives to enhance management’s performance and commitment.

Other Benefit Plans

Other benefit plans that are available to all eligible employees, including executive officers, consist of, among others, the employee stock purchase plan, the payroll savings plan, the government savings bonds purchase plan, the group health insurance plan, the life insurance plan, the dental and vision insurance plan, and the vacation and paid time off plans.

With regard to the purchase and sale of stock, executive officers may purchase stock on the same basis as any other employee, either through the stock purchase plan or through direct purchase. We maintain both a Stock Redemption Policy and an Insider Trading and Public Disclosure Policy. Under these policies, executive officers, as well as other officers and executive managers, may only redeem stock during a 60-day period which begins when the year-end stock valuation is released or when the Company’s audited annual financial statements are released, whichever is later, or after the release of the mid-year stock price. Further, directors or executive officers are prohibited from selling or buying stock based on material nonpublic information.

The Board retains the authority to determine eligibility and participation by employees in the plans. Further, although it has no current plan to do so, the Board may amend the plans to change the cost thereof and the allocation of benefits between persons and groups.

REPORT OF THE COMPENSATION COMMITTEE

The Committee reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based thereon, recommended to the Board of Directors that it be included in the 2011 Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2010.

By the Compensation Committee of the Board of Directors: J. Dawson Cunningham (Chair), William J. Ginn, Douglas K. Hall, and John E. Warfel.

COMPENSATION OF EXECUTIVE OFFICERS

As described in the “Compensation Discussion and Analysis,” a NEO’s compensation is based on a number of factors, as determined by the Board of Directors. In setting compensation, the Board utilizes a number of quantitative and qualitative performance-related factors. Base salary is generally set near the midpoint of the market range for similar positions at companies of approximately the same size and complexity. Incentive plan compensation is based primarily upon achieving an annual predetermined target operating profit percentage. PRSU, RSU, SAR, ISO and NQSO awards are granted pursuant to authority under the 2004 Omnibus Stock Plan and are based on achieving predetermined performance targets, as well as achieving goals and objectives set by the Board. No NEO has an employment agreement or arrangement with the Company and each NEO is considered an employee-at-will.

EXECUTIVE COMPENSATION RISK ANALYSIS

As outlined under the “Compensation Philosophy and Objectives” section of the “Compensation Discussion and Analysis,” the Compensation Committee addresses compensation risk analysis as an integral part of its ongoing analysis of compensation programs. The Board is not presently aware of any information that would lead it to believe that risks arising from the Company’s employee compensation policies and practices could reasonably be expected to have a material adverse effect on the Company. In that the Committee regularly considers risk factors associated with any business entity, such as the manipulation of sales or expenses, the Committee believes the Company has sufficient controls in place to prevent such occurrence. However, it is the Committee’s intent to undertake a more detailed and formalized review of any possible compensation-related risks, and the results of any such review will be reflected in future proxy statements.

Summary Compensation Table

Name and Principal Position	Year	Base Salary(1)	Stock Awards (PRSU and RSU)(2)	Option Awards (SAR, NQSO, ISO)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	Bonus (Management Incentive Plan Compensation)(5)	All Other Compensation(6)	Total
Warnke, Karl J. (7)	2010	$498,000	$52,243	$45,840	$253,005	$328,500	$48,656	$1,226,244
Chairman, President and	2009	484,692	67,164	34,080	-	332,000	34,136	952,072
Chief Executive Officer (“PEO”)	2008	461,547	68,663	-	395,526	402,900	24,070	1,352,706
Adante, David E.	2010	$287,538	$36,545	$22,920	$38,520	$141,400	$23,971	$550,894
Executive Vice President,	2009	280,031	47,000	17,040	11,645	147,700	28,305	531,721
Chief Financial Officer	2008	272,073	48,049	-	28,296	205,500	21,818	575,736
and Secretary (“PFO”)
Bowles, Howard D.	2010	$233,394	$111,086	$11,460	$15	$116,550	$33,724	$506,229
Senior Vice President and	2009	223,808	142,797	8,520	10,585	152,750	17,995	556,455
General Manager,	2008	212,865	145,984	-	14,090	188,500	21,008	582,447
Davey Tree Surgery Company
Covey, Patrick M.(8)	2010	$227,346	$5,181	$42,620	$43,785	$134,450	$27,265	$480,647
Executive Vice President,
Operations
Marshall, Steven A.	2010	$225,308	$19,553	$36,740	$10,461	$127,600	$29,271	$448,933
Executive Vice President,	2009	219,500	27,079	14,200	6,521	150,650	25,744	443,694
Operations	2008	209,085	27,684	-	19,113	169,500	19,894	445,276

NOTE: The table above includes both compensation paid to or on behalf of the NEO and values that represent expense, fair value, and actuarial calculations for amounts that are anticipated, under specific circumstances, to be paid sometime in the future. The Base Salary, Bonus (Management Incentive Plan Compensation) and All Other Compensation columns are amounts paid to or on behalf of the NEO. The Stock Awards (PRSU/RSU) and Option Awards (SAR/NQSO/ISO) columns represent the aggregate grant date fair value calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification “FASB ASC Topic 718,” Compensation – Stock Compensation (formerly Statement of Financial Accounting Standards 123(R)) and do not reflect cash payments. The Change in Pension Value and Nonqualified Deferred Compensation Earnings column is an actuarial calculation of benefits that could be paid in the future, under specific circumstances, to the NEO.

(1)
Earned during fiscal year 2010. We do not permit deferral of bonuses or salary and we have no agreement with any NEO to pay any deferred discretionary or required payment amount. Employee directors do not receive any compensation for their service as a director.

(2)
The amounts reported in this column represent the aggregate grant date fair value for the RSU and PRSU awards in each respective year, as calculated under FASB ASC Topic 718. The amounts reported do not necessarily correspond to the actual economic value that will be received by the NEO from the awards. The assumptions made in calculating the grant date fair value amounts for these awards are included in Note M, “Stock-Based Compensation,” to the consolidated financial statements included in the 2010 Annual Report on Form 10-K.

(3)
The amounts reported in this column represent the aggregate grant date fair value for these stock options and SARs, as calculated under FASB ASC Topic 718. The amounts reported do not necessarily correspond to the actual economic value that will be received by the NEO from the awards. The assumptions made in calculating the grant date fair value amounts for these stock options and SARs are included in Note M, “Stock-Based Compensation,” to the consolidated financial statements included in the 2010 Annual Report on Form 10-K. SARs were awarded in 2010 and 2009, but not in 2008 or 2007.

(4)
The amounts reported in this column represent the change in present value of accumulated pension benefits under all defined benefit plans and above-market portion of deferred compensation (“NQDC”) earnings for 2010 as reported in the following table. NQDC Earnings is the above-market portion (the amounts attributable to the difference between 7% and 120% of the applicable federal rate determined by the IRS) paid on amounts associated with the Match Plan. These values do not reflect compensation paid to the NEO. The change in pension value for each NEO is calculated using actuarially-determined values based on, among other things, mortality, value of other pension benefits, and compensation level. Mr. Warnke’s decrease between December 31, 2008, and December 31, 2009, was due to a decrease in the calculated value of other pension benefit plans.

	Change in Pension Value	NQDC Earnings
Warnke, Karl J.	$252,919	$86
Adante, David E.	38,481	39
Bowles, Howard D.	-	15
Covey, Patrick M.	43,776	9
Marshall, Steven A.	10,447	14

(5)
Earned in 2010 and paid in March 2011. As outlined in the discussion of the annual incentive compensation plan on page 13, 10% of each NEO’s award above $25,000 is paid in Company stock. The price used to calculate this portion of the incentive award is based on the current market price and is not discounted or subject to any other special terms or conditions.

(6)
All other compensation represents benefits and perquisites paid on behalf of each NEO for expenses associated with our 401K Company match of $4,287 for Mr. Bowles and $5,611 each for all other NEOs, the Match Plan (see the “Nonqualified Deferred Compensation Table” on page 23), our management car plan, our officers’ medical plan, our long-term disability plan, personal tax preparation fees, membership fees, and required travel to meetings and events by a NEO’s spouse. No individual perquisite for any NEO in any of the above-named categories was in excess of $25,000 or 10% of the total perquisites listed for the NEO, whichever is greater.

(7)
In 2009, Mr. Warnke received a base salary percentage increase of 2.9%; however, because of the timing of previous annual salary adjustments, coupled with his change in responsibilities, his percent increase appears higher.

(8)
Mr. Patrick M. Covey who was elected Executive Vice President, Operations, January 1, 2007, and had been our Vice President and General Manager, Davey Resource Group since March 2005, became a Named Executive Officer (“NEO”) for reporting purposes in 2010.

Grants of Plan-Based Awards in Last Fiscal Year

Grants of plan-based awards are, as described in the “Compensation Discussion and Analysis,” based in part on the goals of employee retention and stock value increase.

At no time during the last fiscal year were any outstanding options or other equity-based awards repriced or otherwise materially modified. For purposes of this discussion, a material modification could include an extension of exercise periods, a change in vesting or forfeiture conditions, or a change or elimination of applicable performance criteria. Equity awards are based on their estimated fair value determined at the date of grant. Other than the initial option exercise price, market conditions (as defined in FASB ASC Topic 718) are not considered in setting awards and do not affect the subsequent exercise of awards. Generally, an employee must be an active employee on the date of exercise, but no other performance criteria (as defined in FASB ASC Topic 718) are considered in setting the terms of a stock option award.

Dividends are not paid on unexercised stock options, SARs, RSU or PRSU awards.

2010 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)		Stock Appreciation	NQSO	Exercise or Base Price of	All Other Stock Awards: Number of Shares of	Full Grant
Name	Grant Date	Threshold	Target	Maximum	Threshold	Maximum	Rights Awards(3)	Option Awards	Option Awards	Stock or Units(4)	Date Fair Value(5)
Warnke, Karl J.	3/9/2010				-	2,218
	3/9/2010									2,218	$34,202
	3/9/2010						12,000				45,840
	3/9/2010									1,170	18,041
	12/9/2010	$175,700	$351,400	$527,100
Adante, David E.	3/9/2010				-	1,552
	3/9/2010									1,552	$23,932
	3/9/2010						6,000				22,920
	3/9/2010									818	12,614
	12/9/2010	$79,750	$159,500	$239,250
Bowles, Howard D.	3/9/2010				-	4,716
	3/9/2010									4,716	$72,721
	3/9/2010						3,000				11,460
	3/9/2010									2,488	38,365
	12/9/2010	$57,625	$115,250	$172,875
Covey, Patrick M.	3/9/2010				-	220
	3/9/2010									220	$3,392
	3/9/2010									116	1,789
	3/9/2010						5,000				19,100
	11/1/2010							8,000	$16.60		23,520
	12/9/2010	$63,113	$126,225	$189,338
Marshall, Steven A.	3/9/2010				-	684
	3/9/2010									684	$10,547
	3/9/2010						5,000				19,100
	3/9/2010									584	9,005
	11/1/2010							6,000	$16.60		23,520
	12/9/2010	$62,425	$124,850	$187,275

(1)
Estimated future annual incentive compensation as a percentage of year-end base salary, based on achieving 80%, 100% and a maximum of 120% (excluding 25% of excess operating profit) of target operating profit, respectively. As described in the “Compensation Discussion and Analysis,” the Compensation Committee has discretion to increase or decrease these awards based on individual performance and other factors. Payment of the award in stock or stock-based units or rights is a means by which to incentivize the participants to work to increase and sustain the value of the Company and thereby increasing the value to our shareholders. Because of the factors outlined in the “Compensation Discussion and Analysis,” in 2010 executive management incentive compensation payments were lower than in 2009 and 2008.

(2)
As described in the “Compensation Discussion and Analysis,” PRSU awards can range from zero to 100% of the RSU award and are based on achieving ROAIC of 24%. If the performance criteria is satisfied, PRSU awards will vest upon retirement. Beginning in 2008, PRSU awards vest as previously outlined or as determined by our Board.

(3)	Stock Appreciation Rights (SARs) vest over five years; however, no SARs will be redeemed until the end of the vesting period.

(4)	RSU awards granted in 2010 vest over five years and are payable upon retirement.

(5)	As described in the notes to our 2010 financial statements, the estimated fair value of the awards was based on FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End 2010(1)(2)

	Option Awards(3)					Stock Awards(4)(5)
Name	Option Grant/Stock Award Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of SARs That Have Not Vested	Market Value of SARs That Have Not Vested	Number of RSUs That Have Not Vested	Market Value of RSUs That Have Not Vested	Number of PRSUs That Have Not Vested	Market Value of PRSUs That Have Not Vested
Warnke, Karl J.	12/5/2003	60,000	-	$6.75	12/5/2013
	2/27/2006							2,218	$40,811	1,908	$35,107
	6/5/2006		6,000	11.25	6/5/2016
	3/8/2007							2,218	40,811	1,840	33,856
	3/11/2008							2,218	40,811	2,218	40,811
	3/10/2009					9,600	$19,200
	3/10/2009							2,218	40,811	2,192	40,333
	3/9/2010					12,000	21,600	2,218	40,811
	3/9/2010									1,170	21,528
Adante, David E.	12/5/2003	50,000	-	$6.75	12/5/2013
	2/27/2006							1,552	$28,557	1,336	$24,582
	6/5/2006	20,000	5,000	11.25	6/5/2016
	3/8/2007							1,552	28,557	1,288	23,699
	3/11/2008							1,552	28,557	1,552	28,557
	3/10/2009					4,800	$9,600
	3/10/2009							1,552	28,557	1,534	28,227
	3/9/2010					6,000	10,800	1,552	28,557
	3/9/2010									818	15,051
Bowles, Howard D.	2/27/2006							4,716	$86,774	4,058	$74,667
	6/5/2006	16,000	4,000	$11.25	6/5/2016
	3/8/2007							4,716	86,774	3,912	71,981
	3/11/2008							4,716	86,774	4,716	86,774
	3/10/2009					2,400	$4,800
	3/10/2009							4,716	86,774	4,660	85,744
	3/9/2010					3,000	5,400	4,716	86,774
	3/9/2010									2,488	45,779
Covey, Patrick M.	12/5/2003	20,000		$6.75	12/5/2013
	2/27/2006							220	$4,048	-	-
	6/5/2006	12,000	3,000	11.25	6/5/2016
	3/8/2007							220	4,048	182	$3,349
	3/11/2008							220	4,048	220	4,048
	3/10/2009					4,000	$8,000
	3/10/2009							220	4,048	218	4,011
	11/2/2009	1,000	4,000	16.00	11/2/2019
	3/9/2010					5,000	9,000	220	4,048
	3/9/2010									116	2,134
	11/1/2010		8,000	16.60	11/1/2020
Marshall, Steven A.	2/27/2006							684	$12,586	954	$17,554
	6/5/2006	16,000	4,000	$11.25	6/5/2016
	3/8/2007							684	12,586	918	16,891
	3/11/2008							684	12,586	1,108	20,387
	3/10/2009					4,000	$8,000
	3/10/2009							684	12,586	1,094	20,130
	3/9/2010					5,000	9,000	684	12,586
	3/9/2010									584	10,746
	11/1/2010		6,000	16.60	11/1/2020

(1)	No equity securities have been issued or authorized for issuance under any plan that has not been approved by our shareholders.

(2)
The equity compensation plans included in this table consist of stock options that were granted under the 1994 Omnibus Stock Plan or the 2004 Omnibus Stock Plan, both of which were approved by our shareholders at our annual meetings in 1994 and 2004, respectively. The exercise price of all options granted was the fair market value of our stock, as determined by our independent stock valuation firm, as of the date of the grant.

(3)	All stock options vest in equal installments over five years and expire in ten years from the date of grant.

(4)
RSU and PRSU awards granted in 2006 and prior vest on the earlier of five years or retirement. Unless the participant elects to defer, payment will be made upon vesting. RSU and PRSU grants awarded based upon our ROAIC for 2007 and later will vest on the earlier of five years or retirement and are payable upon retirement. Within the range of PRSU performance criteria, we achieved 52.8% of the maximum targeted PRSU award available in 2009 and granted in 2010. Dividends are not calculated or paid on these restricted stock awards and they do not have any voting rights.

(5)	Stock Appreciation Rights (SARs) vest over five years; however, no SARs will become redeemable until the end of the vesting period.

2010 Option Exercises and Stock Vested(1)

	Option Awards		Stock Awards
Name	Number of Option Shares Acquired Upon Exercise in 2010	Value Realized on Exercise(1)	Number of Shares Acquired Upon Exercise (Vesting of RSUs and PRSUs)(2)	Value Realized on Exercise (Distribution)	Number of SARs Vested in 2010	Appreciation Value Realized on Exercise of SARs (Vested)	Number of Shares Acquired Upon Vesting (RSUs and PRSUs Vested in 2010)	Value Realized on Vesting (RSUs and PRSUs)(3)
Warnke, Karl J.	24,000	$128,400	4,362	$72,409	2,400	$4,800	4,126	$75,918
Adante, David E.	-	-	2,552	42,363	1,200	2,400	2,888	53,139
Bowles, Howard D.	40,000	394,000	-	-	600	1,200	8,774	161,442
Covey, Patrick M.	-	-	-	-	1,000	2,000	-	-
Marshall, Steven A.	6,000	59,100	-	-	1,000	2,000	1,638	30,139

(1)	The value realized upon exercise of options is based on the difference between the option exercise price and the fair market value at the date of exercise.

(2)
Participants who received RSU and PRSU awards made prior to 2007 could elect to defer conversion of the award to common stock until retirement or convert upon vesting. This column represents those NEOs who elected conversion upon vesting of the following RSU/PRSU awards: Mr. Warnke 4,362 units; Mr. Adante 2,552 units.

(3)	The market value of RSUs and PRSUs that have vested, but are unexercised, is based on the December 31, 2010, fair value (ESOT valuation) of $18.40 per share.

Pension Plan Information

We maintain the SERP for eligible employees, which is a nonqualified defined benefit plan that became effective January 1, 2003. We also maintain a qualified defined benefit plan, the ERP, and a nonqualified defined benefit plan, the Restoration Plan, for eligible employees. However, as discussed under the “Qualified Retirement Plans” section of the “Compensation Discussion and Analysis,” on November 11, 2008, our Board froze the ERP and the Restoration Plan effective December 31, 2008.

Pursuant to the terms of the frozen ERP, benefits currently being paid to retirees will continue and benefits accrued through December 31, 2008, for employees covered by the ERP will not be affected. However, no further benefits will be accrued under the ERP. Thus, under the ERP, which covers the parent company and all affiliated U.S. based companies that adopted the plan, to be eligible for automatic enrollment, an employee must have completed one year of service and be at least 21 years old. Since January 1, 1997, we made all contributions to the ERP and no employee contributions were required or permitted. Normal retirement age is 65 or after five years of service, whichever is later. Early retirement age is 55 with five years of vesting service. If the participant chooses early retirement at age 55, they will receive 35.75% of their full benefit, and that percentage will increase the closer the participant is to normal retirement age. Each NEO is eligible for early retirement.

The ERP benefit formula is a combination of benefits earned prior to January 1, 1997, plus .30% of a participant’s covered compensation for each full or partial year of service, plus .30% of compensation in excess of covered compensation for each full or partial year of benefit services. Covered compensation means the average of the social security taxable wage bases for their years of service, to a maximum of 35 years, ending with the calendar year in which the participant reaches social security retirement age, with the required compensation limit applied.

After retirement, depending on marital status and option choices, a participant will be paid monthly under the life annuity benefit or the 100%, 66-2/3% or 50% joint and survivor benefit.

The SERP provides a retirement benefit equal to 30% multiplied by a Final Average Compensation calculation, which is then reduced by the sum of the employee’s Restoration Plan benefit, ERP benefit, 401K benefit, Match Plan benefit and one-half of the employee’s Social Security benefit. This amount is further reduced if a participant has less than 20 years of service at age 65. “Final Average Compensation” is based on the average of the highest three annual earnings out of the five years prior to retirement. The Board of Directors determines who will participate in the SERP.

Prior to the freeze on December 31, 2008, under the Restoration Plan, an employee whose benefit under the ERP was limited by applicable sections of the IRC was eligible to qualify for a benefit. The Board of Directors determines who, among eligible employees, would participate in the Restoration Plan. The Restoration Plan allowed for a restoration accrual such that the employee would receive a monthly benefit that, when added to the monthly benefit from the ERP, equals the monthly retirement benefit that would have been payable if certain IRC provisions were not in effect. This permitted an affected employee to attain the same percentage benefit value as any employee participant not affected by these limitations.

2010 Pension Benefits(1)

Name	Plan Name	Number of Years Credited Service(2)	Present Value of Accumulated Benefit
Warnke, Karl J.	ERP	20.0	$104,825
	SERP	22.0	839,747
	Restoration Plan	20.0	134,294
Adante, David E.	ERP	26.0	$154,090
	SERP	28.0	-
	Restoration Plan	26.0	63,170
Bowles, Howard D.	ERP	33.0	$194,907
	SERP	35.0	-
	Restoration Plan	33.0	31,835
Covey, Patrick M.	ERP	16.3	$27,465
	SERP	18.3	216,980
	Restoration Plan	16.3	4,003
Marshall, Steven A.	ERP	30.9	$96,128
	SERP	32.9	-
	Restoration Plan	30.9	14,141

(1)
Represents the present value of accumulated retirement benefits payable upon reaching retirement. The amounts are based on the same assumptions used for financial reporting purposes as described in Note N to the December 31, 2010 Consolidated Financial Statements on Form 10-K. Each of the above referenced plans is described in the “Compensation Discussion and Analysis.”

(2)	As a result of freezing the ERP and Restoration Plan on December 31, 2008, the number of years of credited service remains fixed as of that date for these Plans.

Activity related to our Match Plan, the material terms of which are more fully described in the “Compensation Discussion and Analysis,” is set forth in the following table.

2010 Nonqualified Deferred Compensation

Name	Company Contributions in 2010(1)	Aggregate Earnings in 2010(2)	Aggregate Balance at December 31, 2010(3)(4)
Warnke, Karl J.	$20,256	$3,109	$67,772
Adante, David E.	6,499	1,424	28,269
Bowles, Howard D.	-	551	8,423
Covey, Patrick M.	3,144	333	8,239
Marshall, Steven A.	3,859	503	11,543

(1)	Contributions pursuant to our Match Plan, which are also included in the “Summary Compensation Table” under the “All Other Compensation” column.

(2)	As described in footnote 4 of the “Summary Compensation Table,” a portion of the earnings allocated to contributions is considered to be above-market.

(3)
No named executive officer made any contributions to the type or category of benefits that the NEO would be entitled to receive as described in the Match Plan, and no named executive officer made any withdrawals or received any distributions during 2010.

(4)
The amounts reflected in this table have been included in the “Summary Compensation Table” under “All Other Compensation” since 2007. The total aggregate amount to date included in prior Summary Compensation Tables is as follows: Mr. Warnke $41,910; Mr. Adante $17,541; Mr. Bowles $5,269; and Mr. Marshall $7,749. Mr. Covey was not named in prior year Summary Compensation Tables.

Estimated Dollar Value of Payments and Benefits Paid to each NEO upon Termination

Should a NEO retire, resign, die, become disabled or otherwise terminate employment with us, the NEO would be entitled to any accrued or vested benefits. The type or category of benefits that the NEO would be entitled to receive are described in the “Compensation Discussion and Analysis.” Those accrued or vested benefits would consist primarily of any vested retirement benefits from the qualified and nonqualified retirement plans, stock appreciation rights, and any restricted stock units or performance restricted stock units. Other than as listed, no NEO is entitled to any other compensation upon termination and no NEO has a written agreement with us regarding any payment upon termination.

The following table shows the amounts that would be payable under each benefit plan as if a triggering event (i.e., retirement, death, permanent disability or termination) had occurred as of December 31, 2010.

Plan Benefits--December 31, 2010 “as if” Triggering Event Occurred(1)

Name	Plan Name	Frequency	Benefit Payable Upon Triggering Event(2)
Warnke, Karl J.	SERP(3)	Annual benefit	$112,000
	Restoration Plan(3)	Annual benefit	18,000
	Match Plan	Onetime payment	67,772
	RSU(4)	Onetime payment	204,056
	PRSU(4)	Onetime payment	136,528
Adante, David E.	SERP(3)	Annual benefit	-
	Restoration Plan(3)	Annual benefit	$8,000
	Match Plan	Onetime payment	28,269
	RSU(4)	Onetime payment	142,784
	PRSU(4)	Onetime payment	95,533
Bowles, Howard D.	SERP(3)	Annual benefit	-
	Restoration Plan(3)	Annual benefit	$3,000
	Match Plan	Onetime payment	8,423
	RSU(4)	Onetime payment	433,872
	PRSU(4)	Onetime payment	290,278
Covey, Patrick M.	SERP(3)	Annual benefit	$60,000
	Restoration Plan(3)	Annual benefit	1,000
	Match Plan	Onetime payment	8,239
	RSU(4)	Onetime payment	20,240
	PRSU(4)	Onetime payment	13,542
Marshall, Steven A.	SERP(3)	Annual benefit	-
	Restoration Plan(3)	Annual benefit	$2,000
	Match Plan	Onetime payment	11,543
	RSU(4)	Onetime payment	62,928
	PRSU(4)	Onetime payment	68,154

(1)
Each of the plans presented is more fully described in the “Compensation Discussion and Analysis,” and this table represents those benefits under our nonqualified plans that would be payable or exercisable by our NEOs if they had a “triggering event” as of December 31, 2010. For purposes of this table, a triggering event includes death, permanent disability, retirement or termination. No NEO is subject to a noncompete or confidentiality agreement or other material conditions or obligations applicable to the receipt of benefits. This table is for informational purposes only and is not indicative of actual benefits payable.

(2)
If the triggering event were a change in control, all of the benefits listed in the table would be applicable. In addition, all unvested ISO and NQSO awards would become exercisable. The value of unexercisable ISO/NQSO awards that would become exercisable for each NEO is as follows: Karl J. Warnke, $42,900; David E. Adante, $35,750; Howard D. Bowles, $28,600; Patrick M. Covey, $45,450; Steven A. Marshall, $39,400. The value of these awards are based on the number of unvested options multiplied by the difference between the exercise price and the market price at December 31, 2010.

(3)
The benefit is based on the lifetime payment option. The benefit will be reduced if a NEO chooses a different payment option. The different payment options are outlined under the Pension Plan Information section in this Proxy Statement.

(4)	The benefit payable value is based on the number of stock units times the market price at December 31, 2010.

2010 DIRECTOR COMPENSATION

Director	Fees Earned or Paid in Cash(1)	Option Awards (SARs)(2)	Total
Cowan, R. Douglas	$36,500	859	$37,359
Cunningham, J. Dawson	49,000	859	49,859
Ginn, William J.	43,000	7,740	50,740
Hall, Douglas K.	54,500	7,740	62,240
Harbrecht, Sandra W.	43,500	1,432	44,932
Warfel, John E.	42,500	7,740	50,240

(1)
Directors may elect to defer all or part of their director fees in stock equivalent units. Ms. Harbrecht has made such an election. Stock equivalent units are calculated by dividing the fee earned by the then current market price. Stock equivalent units will subsequently be valued for payment purposes at the market price in effect on the date of payment.

(2)
Amounts do not reflect cash payments made to any director. They reflect, as more fully described in Note M to the 2010 financial statements, the estimated value of the awards calculated under FASB ASC Topic 718.

The aggregate number of all vested and unvested stock option awards for each director, outstanding as of December 31, 2010, is set forth in the following table.

Director	Options Exercisable	SARs Exercisable
Cowan, R. Douglas	8,000	67
Cunningham, J. Dawson	16,000	67
Ginn, William J.	8,000	67
Hall, Douglas K.	8,000	67
Harbrecht, Sandra W.	7,334	111
Warfel, John E.	5,334	67

Compensation of Directors

The current compensation structure for nonemployee directors is designed to fairly pay directors for work required based on our size, scope and industry. The primary goal of the directors is to enhance the long-term interests of our shareholders by establishing Company-wide general goals and objectives and identifying executive officers capable of carrying out those goals and objectives.

We pay directors who are not our employees a fee of $29,000 per year plus $1,000 for the first and $500 for each additional Board or Committee meeting attended on the same day, plus reasonably incurred travel and lodging expenses. Committee Chairs receive an additional retainer as follows: Audit Committee Chair - $8,000/year; Compensation Committee Chair - $6,000/year and Governance Committee Chair - $5,000/year. The Chairman of the Board, if not an active employee of the Company, will receive an additional retainer of $7,500/year. Directors receive a fee of $500 for each teleconference meeting or written consent related to considering the authorization or taking of an action without a meeting, except for the Audit Committee who receive a fee of $1,000 per teleconference meeting. Directors may defer all or part of their fees in cash or stock equivalent units until their retirement as directors.

As amended and adopted by the Board of Directors on March 11, 2009, no further director stock options will be granted beginning in 2009 under the 2004 Omnibus Stock Plan. Prior to this, upon election or reelection to the Board by our shareholders, that nonemployee director was granted 8,000 stock options. The exercise price of the options granted was the fair market value on the date of the grant. The option awards in May and September of 2008 were granted at an exercise price of $15.80 and $16.40 per share, respectively. The option awards vest in six months and expire six years from the date of grant. The estimated value of the awards was based on FASB ASC Topic 718, which represents the grant date fair value.

Beginning in 2009, on the date of the shareholders’ annual meeting, each nonemployee director receives an annual grant of 3,000 director stock appreciation rights (“SARs”). The SARs will be used to acquire common shares based on the appreciation in the stock price multiplied by the number of SARs awarded, reduced in 2009 and 2010 by the annualized number of stock options granted to a director elected or appointed in 2007 or 2008. The appreciation will be calculated by subtracting the stock price at the date of grant from the stock price at the date of exercise. The SARs become exercisable in the amount of 20% of the number of common shares to be acquired on each anniversary of the date of grant commencing with the first anniversary. Unless terminated, SARs will automatically be deemed to be exercised on the tenth anniversary of the date of grant provided the grantee is still a director on the tenth anniversary and a grantee must be a director on the date of exercise.

Equity Compensation Plan Information(1)(2)

	Number of securities to be issued upon exercise of outstanding options and rights	Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (3)
Equity compensation plans approved by security holders	1,421,949	$11.00	3,571,935
Equity compensation plans not approved by security holders	None	None	None

(1)
The equity compensation plans included in this table consist of stock options which were granted under the 1994 Omnibus Stock Plan or the 2004 Omnibus Stock Plan, which were approved by our shareholders at our annual meeting in 1994 and 2004, respectively. The exercise price of all options and rights granted was the fair market value of the stock, as determined by our independent stock valuation firm, as of the date of the grant.

(2)	No equity securities have been issued or authorized for issuance under any plan that has not been approved by our shareholders.

(3)	Reflects common shares available for issuance under the 2004 Omnibus Stock Plan, excluding securities issued or to be issued upon exercise of outstanding options and rights as of December 31, 2010.

COMPANY PERFORMANCE

The following Performance Graph compares cumulative total shareholder returns for our common shares during the last five years to the Standard & Poor’s 500 Stock Index and to an index of selected peer group companies. The peer group, which is the same group used by our independent stock valuation firm, consists of: ABM Industries Incorporated; Comfort Systems USA, Inc.; Dycom Industries, Inc.; FirstService Corporation; MYR Group, Inc., Quanta Services, Inc.; Rollins, Inc.; and Scotts Miracle-Gro Company. Each of the three measures of cumulative total return assumes reinvestment of dividends.

Comparison of Five-Year Cumulative Total Return
The Davey Tree Expert Company

300
250
200
150
100
50
0
Five-Year Cumulative Return
2005
2006
2007
2008
2009
2010
Davey
S&P 500 Index
Peer Group

	2005	2006	2007	2008	2009	2010
Davey	100	117	144	151	154	173
S&P 500 Index	100	116	122	77	97	112
Peer Group	100	118	133	100	115	142

INDEPENDENT AUDITORS

For 2010, we engaged Ernst & Young LLP as our independent auditors to act as the principal accountant to audit our consolidated financial statements and internal control over financial reporting and engaged Deloitte & Touche LLP to audit the financial statements of our wholly-owned Canadian subsidiary. The Board of Directors and its Audit Committee participated in and approved the engagement of our principal independent auditors, Ernst & Young.

Fees and Other Matters

Under the Audit Committee’s charter, the Committee is required to give advance approval of any nonaudit services to be performed by the principal independent auditors, provided that such services are not otherwise prohibited by law or regulation. There is no de minimis exception to the Committee’s preapproval procedures. The Committee may delegate the responsibility for this approval to one or more of its members, so long as the members report any such approvals to the full Committee at its next meeting. Such delegation procedures are presently in place. In addition, the Committee has also set specific limits on the amount of such services which we would obtain from Ernst & Young and requires management to report the specific engagement to the Committee at its next meeting.

The aggregate fees billed to us for professional services rendered by our independent auditors for each year in the two-year period ended December 31, 2010 were:

Type of Fees	2010	2009

Audit fees	$490,100	$537,145
Audit-related fees	29,100	29,500
Tax fees	115,000	65,250

In the above table, “audit fees” are fees we paid our independent auditors for professional services for the audit of our consolidated financial statements included in our Form 10-K, audits of subsidiaries, reviews of financial statements included in our Forms 10-Q, and for services related to their audit of our internal control over financial reporting. “Audit-related fees” are fees for audits of employee benefit plan financial statements and other assurance services; and “tax fees” are for tax compliance, tax advice and tax planning.

The components of the audit fees were as follows:

	2010	2009
Audit Fees:
Annual financial statements	$319,400	$366,445
Reviews of interim financial statements in Forms 10-Q	45,300	45,300
Section 404(b) Sarbanes-Oxley Act	125,400	125,400
	$490,100	$537,145

At the Annual Meeting

Representatives of Ernst & Young will have the opportunity to make a statement at the annual meeting and will be otherwise available to respond to appropriate questions from our shareholders.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors has reviewed and discussed with management our audited consolidated financial statements.

The Committee reviewed with the principal independent auditors their judgments as to the quality, not just the acceptability, of our Company’s accounting principles, and such other matters as the Committee and the auditors are required to discuss under auditing standards generally accepted in the United States. The Committee also discussed with the auditors the auditors’ independence from management and the Company, including having received from Ernst & Young formal written statements pursuant to Public Company Accounting Oversight Board Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence,” and considered the compatibility of nonaudit services with the auditors’ independence. In addition, the Committee discussed with management the effectiveness of our internal control over financial reporting, and discussed with Ernst & Young their report on the effectiveness of internal control over financial reporting.

Based on the foregoing reviews and discussions, the Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in our annual report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

By the Audit Committee of the Board of Directors: J. Dawson Cunningham, William J. Ginn, Douglas K. Hall (Chair), and Sandra W. Harbrecht.

GENERAL

Voting at the Meeting

Shareholders of record at the close of business on March 26, 2011, are entitled to notice of and to vote at the annual meeting of shareholders. On that date, a total of 14,233,453 of our common shares were outstanding and entitled to vote. Each of our common shares is entitled to one vote.

Each shareholder has the right to vote cumulatively if any shareholder gives notice in writing to our President, any Vice President or our Secretary at least 48 hours before the time set for the meeting and an announcement of the notice is made at the beginning of the meeting by the Chairman or the Secretary, or by or on behalf of the shareholder giving notice. If cumulative voting is in effect, shareholders will be entitled to cast a number of votes equal to the number of shares voting multiplied by the number of directors to be elected. A shareholder may cast all of these votes for one nominee or distribute them among several nominees, as that shareholder sees fit. If cumulative voting is in effect, shares represented by each properly signed proxy card will also be voted on a cumulative basis, with the votes distributed among the nominees in accordance with the judgment of the persons named in the proxy card.

For Proposal 2, under Ohio law, directors are elected by a plurality of the votes of our shareholders present at a meeting at which a quorum is present, and proposals are adopted or approved by the vote of a specified percentage of our voting power. Abstentions and nonvotes are tabulated in determining the votes present at the meeting. Consequently, except as provided in the 401KSOP and ESOP Plan, an abstention or a nonvote may have the same effect as a vote “against” a director nominee, as each abstention or nonvote would be one less vote for a director nominee.

Setting the number of directors at nine (Proposal 1) and approval, on an advisory basis, of the compensation of our named executive officers (Proposal 3) will be decided by a majority of the votes cast “for” or “against” each proposal, provided that the number of votes cast on each proposal is at least a majority of the shares entitled to vote on the proposal. An abstention or a nonvote will have the same effect as an “against” vote.

If any nominee listed on pages 2-3 becomes unable or declines to serve as a director, each properly signed proxy card will be voted for another person recommended by the Board of Directors. However, the Board of Directors has no reason to believe that this will occur.

Other than as presented in this Proxy Statement, the Board of Directors knows of no other matters that will be presented at the meeting. However, if other matters do properly come before the meeting, the person named in the proxy card will vote on these matters in accordance with his or her best judgment.

Shareholder Proposals

Any shareholder who wishes to submit a proposal to be considered for inclusion in next year’s Proxy Statement should send the proposal to us on or before December 16, 2011. Additionally, a shareholder may submit a proposal for consideration at next year’s Annual Meeting of Shareholders, but not for inclusion in next year’s Proxy Statement, if that proposal is submitted on or before
March 1, 2012.

Expenses of Requesting Proxies

We will bear the expense of preparing, printing, and mailing this Notice of Annual Meeting and Proxy Statement. In addition to requesting proxies by mail, our shareholders may request proxies by telephone or in person. We will ask custodians, nominees, and fiduciaries to send proxy material to beneficial owners in order to obtain voting instructions and will, upon request, reimburse them for their reasonable expenses for mailing the proxy material.

Annual Report and Form 10-K

Our Annual Report to Shareholders, including financial statements for the year ended December 31, 2010, as well as Form 10-K, excluding attached exhibits, is being mailed to our shareholders of record with this Proxy Statement.

For the Board of Directors,

/s/David E. Adante

DAVID E. ADANTE
Secretary
April 15, 2011

YOUR VOTE IS IMPORTANT.

PLEASE SIGN, DATE AND RETURN YOUR PROXY.

PROXY
THE DAVEY TREE EXPERT COMPANY

Annual Meeting of Shareholders to be held on May 17, 2011

This voting instruction is solicited by Reliance Trust Company (the "Trustee") as trustee of The Davey 401KSOP and ESOP (the "Plan").

To Reliance Trust Co., Trustee of The Davey 401KSOP and ESOP: As a participant, and a named fiduciary in the Plan, I hereby direct the Trustee to vote in person or by proxy at the Annual Meeting of Shareholders to be held May 17, 2011, and at any adjournment, as shown below.

1. To set the number of directors at nine.	☐ For ☐ Against ☐ Abstain Not selecting any choice or a vote to abstain will have the same effect as voting in the same proportion as other shareholders who cast votes.

2.  Elect three Directors to the class to serve for a three-year term of office expiring at the Company’s 2014 Annual Meeting of
     Shareholders. The nominees of the Board of Directors are:
     R. Douglas Cowan, J. Dawson Cunningham and
     Sandra W. Harbrecht.

☐ For                             ☐ Against                                ☐ Abstain
 (Instruction: On the line below, write the name of any nominee or nominees for whom authority to vote is withheld. This voting instruction cannot be voted for a greater number of persons than the number of nominees named.)

 Not selecting any choice or a vote to abstain will have the same effect as voting in the same proportion as other shareholders who cast votes.

3. Approve, on an advisory, nonbinding basis, the compensation of the named executive officers as disclosed in the Proxy Statement.	☐ For ☐ Against ☐ Abstain Not selecting any choice or a vote to abstain will have the same effect as voting in the same proportion as other shareholders who cast votes.
4. Set the frequency of the shareholder vote to approve, on an advisory, nonbinding basis, the compensation of the named executive officers.
 ☐ Every three years                ☐ Every two years                   ☐ Every year                    ☐ Abstain

 Not selecting any choice or a vote to abstain will have the same effect as voting in the same proportion as other shareholders who cast votes.

5. Any other matter that may properly come before the meeting.

The Board of Directors recommends that you: 1) vote to set the number of directors at nine; 2) vote to elect the nominees listed;
3) vote for the compensation of the named executive officers; and, 4) vote to set the frequency of the compensation vote at three years.

(Instruction: Check one or both boxes)

☐    I direct the Trustee to vote the shares allocated to my account as of the record date in accordance with this voting instruction card.

☐
I direct the Trustee to vote the proportionate number of “nondirected” shares (shares allocated to other participants in the Plan for which the Trustee does not receive voting instructions) for which I may give voting instructions under the terms of the Plan in accordance with this voting instruction card.

If you do not complete and return this card by May 16, 2011, your shares will be voted, as provided in the Plan, proportionately in accordance with directions received from other participants in the Plan. If you wish to vote the “nondirected” shares differently from the shares allocated to your account, you may do so by requesting a separate voting instruction card from the Trustee at Reliance Trust Company, Attn: Howard Kaplan, 1100 Abernathy Road, Northpark Building 500, Suite 400, Atlanta, GA  30328.

_________________________________________________________
Date

_________________________________________________________
Sign here exactly as your name appears on this card.

Sign, date and mail this Proxy in the postage-paid envelope provided to:
The Davey Tree Expert Company
c/o Eagle Rock Proxy Advisors
Post Office Box 990
Cranford, New Jersey 07016-9972

PLEASE SIGN, DATE AND RETURN YOUR
   PROXY CARD PROMPTLY.  THANK YOU.

PROXY

THE DAVEY TREE EXPERT COMPANY

Annual Meeting of Shareholders to be held on May 17, 2011

This Proxy is solicited by the Board of Directors, which recommends that you vote for the nominees listed.

At the Annual Meeting of Shareholders to be held May 17, 2011, and at any adjournment, David E. Adante, Howard D. Bowles, Patrick M. Covey, George M. Gaumer, Fred W. Johnson, Steven A. Marshall, Joseph R. Paul, Richard A. Ramsey, James F. Stief, and Nicholas R. Sucic, and each of them, with full power of substitution in each, are hereby authorized to represent me and to vote my shares on the following:

1. To set the number of directors at nine.	☐ For ☐ Against ☐ Abstain

2.  Elect three directors to the class to serve for a three-year term of office expiring at the Company’s 2014 Annual Meeting of Shareholders. The
     nominees of the Board of Directors are: R. Douglas Cowan, J. Dawson
     Cunningham and Sandra W. Harbrecht.

☐ For                             ☐ Against                                ☐ Abstain
 (Instruction: On the line below, write the name of any nominee or nominees for whom authority to vote is withheld. This Proxy cannot be voted for a greater number of persons than the number of nominees named.)

3. Approve, on an advisory, nonbinding basis, the compensation of the named executive officers as disclosed in the Proxy Statement.	☐ For ☐ Against ☐ Abstain
4. Set the frequency of the shareholder vote to approve, on an advisory, nonbinding basis, the compensation of the named executive officers.	☐ Every three years ☐ Every two years ☐ Every year ☐ Abstain
5. Any other matter that may properly come before the meeting.

The Board of Directors recommends that you: 1) vote to set the number of directors at nine; 2) vote to elect the nominees listed; 3) vote for the compensation of the named executive officers; and, 4) vote to set the frequency of the compensation vote at three years.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. If cumulative voting is in effect, shares represented by each properly executed proxy card will also be voted on a cumulative basis, with the votes distributed among the nominees in accordance with the judgment of the persons named in the proxy card.

__________________________________________________________
Date

__________________________________________________________
Sign here exactly as your name appears on this card.

__________________________________________________________
Joint Owner, if any, sign here exactly as your name appears on this card.

Sign, date and mail this Proxy in the postage-paid envelope provided to:
The Davey Tree Expert Company
Attn: PROXY
PO Box 5193
Kent, OH 44240-5193

PLEASE SIGN, DATE AND RETURN YOUR
PROXY CARD PROMPTLY.  THANK YOU.

   PROXY CARD PROMPTLY.  THANK YOU.